Exhibit 10.20

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CO-DEVELOPMENT AND COLLABORATION AGREEMENT

By and Between

AVEO PHARMACEUTICALS, INC.

and

BIODESIX, INC.

EXECUTION VERSION

i

ARTICLE VII - VERISTRAT DEVELOPMENT AND COMMERCIALIZATION		23

7.1.	VeriStrat Development	23
7.2.	Modifications to VeriStrat Development Plan	23
7.3.	Regulatory	24
7.4.	Use of VeriStrat	24

ARTICLE VIII - LICENSE GRANTS; RIGHT OF FIRST NEGOTIATION		25

8.1.	Grants of Rights — Intellectual Property	25
8.2.	Grant of Rights – Data	25
8.3.	Rights Retained by the Parties	26
8.4.	Section 365(n) of the Bankruptcy Code	26
8.5.	Option and Right of First Refusal	26

ARTICLE IX - INTELLECTUAL PROPERTY		27

9.1.	Ownership of Inventions	27
9.2.	Ownership of Data; Ownership and License to Clinical Specimens	28
9.3.	Prosecution and Maintenance of Patent Rights	28
9.4.	Third Party Infringement	29
9.5.	Patent Invalidity Claim	30
9.6.	Trademarks	30

ARTICLE X - CONFIDENTIAL INFORMATION		30

10.1.	Treatment of Confidential Information	30
10.2.	Confidential Information	31
10.3.	Publication Rights	31
10.4.	Required Disclosure	32
10.5.	Disclosure of Agreement	32

ARTICLE XI - REPRESENTATIONS, WARRANTIES AND COVENANTS		32

11.1.	AVEO’s Representations	32
11.2.	Biodesix’s Representations	35
11.3.	Compliance	35
11.4.	No Warranty	36

ARTICLE XII - INDEMNIFICATION AND INSURANCE		36

12.1.	Indemnification in Favor of AVEO	36
12.2.	Indemnification in Favor of Biodesix	37
12.3.	General Indemnification Procedures	38
12.4.	Insurance	39

ARTICLE XIII - TERM AND TERMINATION		39

13.1.	Term	39
13.2.	Termination for Cause	39
13.3.	Termination for Insolvency	39
13.4.	Effect of Termination and Expiration; Accrued Rights and Obligations	40
13.5.	Survival	40

ARTICLE XIV - DISPUTE RESOLUTION		41

14.1.	Informal Resolution	41
14.2.	Arbitration	41
14.3.	No Limitation	42

ARTICLE XV - MISCELLANEOUS		42

15.1.	Governing Law	42
15.2.	Waiver	42
15.3.	Notices	42
15.4.	Entire Agreement	43
15.5.	Headings	43
15.6.	Severability	43
15.7.	Registration and Filing of the Agreement	43
15.8.	Assignment; Change of Control	44
15.9.	Counterparts	44
15.10.	Force Majeure	44
15.11.	Public Disclosure	45
15.12.	Third-Party Beneficiaries	45
15.13.	Relationship of the Parties	45
15.14.	Performance by Affiliates	46
15.15.	Construction	46
15.16.	No Consequential or Punitive Damages	46

Exhibits And Schedules

The Exhibits referred to in this Agreement have been attached to this Agreement and shall have the following titles:

Exhibit A	Initial Development Plan

Exhibit B	Summary of Terms of Commercialization Agreement

Exhibit C	Press Release

Exhibit D	AVEO Third Party Agreements

Exhibit E	Initial VeriStrat Development Plan

The following Schedules referred to in this Agreement have been attached to this Agreement:

Schedule 8.1(c)

Schedule 11.1(k)

EXECUTION VERSION

CO-DEVELOPMENT AND COLLABORATION AGREEMENT

This CO-DEVELOPMENT AND COLLABORATION AGREEMENT (this “Agreement”), dated as of April 9, 2014 (the “Effective Date”), is entered into by and between AVEO PHARMACEUTICALS, INC. (“AVEO”), a Delaware corporation having a principal office at 650 E. Kendall Street, Cambridge, Massachusetts 02142, and Biodesix, Inc. (“Biodesix”), a Delaware corporation having a principal office located at 2970 Wilderness Place, Suite 100, Boulder, Colorado 80301. AVEO and Biodesix are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

INTRODUCTION

WHEREAS, AVEO is a biopharmaceutical company discovering and developing a broad pipeline of novel oncology programs, including AVEO’s program based on its inhibitory antibody, Ficlatuzumab (as defined below);

WHEREAS, Biodesix has created a mass spectrometry and software-based test system, VeriStrat (as defined below), which stratifies patients into groups with different outcomes following treatment with various pharmaceutical agents;

WHEREAS, the Parties entered into that certain Mutual Confidentiality Agreement dated as of August 17, 2009 (the “MCA”);

WHEREAS, AVEO and Biodesix entered into that certain Material Transfer Agreement dated effective as of April 5, 2011, as amended by Amendment No. 1 effective as of April 1, 2013 and as further amended by Amendment No. 2 effective as of May 21, 2013 and Amendment No. 3 effective as of April 4, 2014 (collectively, the “MTA”); and

WHEREAS, in furtherance of the outcomes obtained pursuant to the MTA, AVEO and Biodesix wish to enter into an agreement governing the co-development of Ficlatuzumab and VeriStrat.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, AVEO and Biodesix agree as follows:

ARTICLE I - DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I.

1.1 “Affiliate”. Affiliate means with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions are met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

EXECUTION VERSION

1.2 “Antibody”. Antibody means any immunoglobulin molecule (such as an IgG), whether in monospecific or any other form, and shall include any immunoglobulin fragment (such as an Fv, Fab or F(ab’)2), any fusion protein comprising an immunoglobulin or immunoglobulin fragment and any single chain antibody (such as an scFv), and any truncation or derivative of any of the foregoing.

1.3 “AVEO, Intellectual Property”. AVEO Intellectual Property means the AVEO Know-How and the AVEO Patent Rights.

1.4. “AVEO, Know-How”. AVEO Know-How means: (a) any Know-How Controlled by AVEO or (subject to Section 15.8) its Affiliates as of the Effective Date or during the Term relating to Ficlatuzumab, including such Know-How that relates to AVEO Sole Inventions or the Development, Manufacture, use or Commercialization of Ficlatuzumab and such Know-How relating to Ficlatuzumab that was generated or developed collectively or by either Party pursuant to the MTA; and (b) AVEO’s interest in any Joint Inventions.

1.5. “AVEO, Patent Rights”. AVEO Patent Rights means: (a) all Patent Rights Controlled by AVEO or (subject to Section 15.8) its Affiliates as of the Effective Date or thereafter during the Term that claim or disclose AVEO Know-How; and (b) AVEO’s interest in the Joint Patent Rights.

1.6. “AVEO, Third Party Agreements”. AVEO Third Party Agreements means the agreements set forth on Exhibit D.

1.7. “Biodesix Intellectual Property”. Biodesix Intellectual Property means the Biodesix Know-How and the Biodesix Patent Rights.

1.8. “Biodesix Know-How”. Biodesix Know-How means: (a) any Know-How Controlled by Biodesix or (subject to Section 15.8) its Affiliates as of the Effective Date or during the Term relating to VeriStrat, including such Know-How that relates to Biodesix Sole Inventions or the Development, Manufacture, use or Commercialization of VeriStrat and such Know-How relating to VeriStrat that was generated or developed collectively or by either Party pursuant to the MTA; and (b) Biodesix’s interest in any Joint Inventions.

1.9. “Biodesix Patent Rights”. Biodesix Patent Rights means: (a) all Patent Rights that are Controlled by Biodesix or (subject to Section 15.8) its Affiliates as of the Effective Date or thereafter during the Term that claim or disclose Biodesix Know-How; and (b) Biodesix’s interest in the Joint Patent Rights.

1.10. “Biomarker Data”. Biomarker Data, which excludes Diagnostic Data, means genetic, genomic and proteomic characteristics and annotations, including all available genetic data such as EGFR mutation status or KRAS mutation status, that may or could form the basis of an IVD, which characteristics and annotations are generated in human clinical and/or preclinical trials of Ficlatuzumab in connection with this Agreement or which were generated by either Party pursuant to the MTA.

EXECUTION VERSION

1.11. “Business Day”. Business Day means a day that is not a Saturday, Sunday or a day on which banking institutions in Cambridge, Massachusetts or in Boulder, Colorado are authorized by Law to remain closed.

1.12. “Calendar Quarter”. Calendar Quarter means each of the periods ending on March 31, June 30, September 30, and December 31 of any year.

1.13. “Calendar Year”. Calendar Year means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2014 and the last Calendar Year of the Term shall end on the last day of the Term.

1.14. “Change of Control”. Change of Control means, in respect of a Party hereto, the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person, entity or group (a) becomes the beneficial owner, directly or indirectly, of securities of such Party representing more than 50% of the ordinary shares of such Party or representing more than 50% of the combined voting power with respect to the election of directors (or members of any other governing body) of such Party’s then outstanding securities, or (b) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of such Party, or obtains the ability to direct the operations or management of such Party or any successor to such Party’s business; provided, however, that Change in Control shall not include the issuance by a Party of equity to the public through a public offering or offerings.

1.15. “Clinical Data”. Clinical Data means all relevant clinical, biological, and other characteristics and annotations, excluding Biomarker Data and Diagnostic Data, provided by AVEO or generated in human clinical trials of Ficlatuzumab in connection with this Agreement or the MTA, including age, gender, race, smoking history, current therapies, previous therapies, disease state at sample collection date, performance status at sample collection date, sample collection date, sample collection site, date of start of treatment, drug exposure, adverse events, lab abnormalities, disposition, concomitant medications and all available outcome data (progression free survival, overall survival, time to progression, objective response data (including date of collection), and the date of tissue collection. The Clinical Data supplied to Biodesix by AVEO shall not contain any personal patient identifying information, such as patients’ names, initials, and dates of birth (such de-identified Clinical Data, the “Limited Data Set”).

1.16. “Clinical Specimens.” Clinical Specimens mean all clinical specimens, samples, tissues, fluid, and other biological and pharmaceutical materials generated or obtained in connection with this Agreement or the MTA, and modifications thereof.

1.17. “Commercialization” and “Commercialize”. Commercialization or Commercialize means pre-launch, launch or post-launch activities directed to obtaining pricing and reimbursement approvals, marketing, branding, promoting, distributing, importing or selling a product. Commercialization includes strategic marketing, market research, sales force recruitment, training

EXECUTION VERSION

and meetings, sales force detailing, sample drops, activities related to managed care accounts and other similar accounts and government programs, activities related to reimbursement, advertising, market and product support, customer support, educational initiatives, product distribution, invoicing, sales activities and post-marketing studies.

1.18. “Commercialization Agreement”. Commercialization Agreement means the separate written agreement that the Parties will negotiate in good faith and enter into pursuant to Article VI, which agreement will include the terms set forth in Exhibit B hereto, as the same may be supplemented to add mutually acceptable detail.

1.19. “Commercially Reasonable Efforts”. Commercially Reasonable Efforts means that degree of skill, effort, expertise, and resources normally used by an established biotechnology company or diagnostic company (as applicable) with respect to products that have a similar market potential to, and that are at a similar stage in product life as, Ficlatuzumab or VeriStrat (as applicable), taking into account issues of safety and efficacy, costs and risks of Development, Manufacture and Commercialization, the competitiveness of the marketplace, the proprietary position of the applicable product, the likelihood of obtaining Regulatory Approval for the applicable product, the potential economic return from the applicable product and other relevant technical, legal, scientific, medical or commercial factors.

1.20. “Companion Diagnostic.” Companion Diagnostic means an IVD that provides information regarding the identification of patients for treatment with a corresponding therapeutic product, including where such use may be specified in the instructions for use in the labeling of both the IVD device and the corresponding therapeutic product in relevant jurisdictions.

1.21. “Control” or “Controlled”. Control or Controlled means, with respect to any Patent Rights or Know-How, possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.22. “CPI”. CPI means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

1.23. “Development”. Development, as it pertains to Ficlatuzumab, means non-clinical (including pre-clinical) and clinical drug development activities and related research, including, among other things: (i) pharmacology studies, (ii) absorption, distribution, metabolism, elimination (ADME) studies, (iii) toxicology studies, (iv) statistical analysis and report writing, (v) drug-test method development and stability testing, (vi) process development, (vii) formulation development, (viii) delivery system development, (ix) translational research, (x) quality assurance and quality control development, (xi) compliance related monitoring and activities (including biometry, data management, drug safety, integrated analysis, and health and economic research), (xii) clinical trials for the purpose of obtaining or maintaining Regulatory Approval, (xiii) Investigator Sponsored Clinical Studies, (xiv) safety related studies and risk management programs, (xv) preparation of applications for regulatory approval, (xvi) clinical supply operations, including packaging and labeling a drug for investigational supply and shipping drug to clinical trial sites, and (xvii) regulatory affairs related to all of the foregoing. Development,

EXECUTION VERSION

as it pertains to VeriStrat in connection with Ficlatuzumab, means non-clinical (including pre-clinical) and clinical assay development, related research, analytical development and validation and regulatory submission activities, including development and submission of a PMA or CE-IVD submission to be filed with the relevant Regulatory Authority. When used as a verb, “Develop” means to engage in Development.

1.24. “Development Costs”. Development Costs means the internal and external costs of a Party and/or its Affiliates incurred in Developing Ficlatuzumab, which costs shall include all costs and expenses invoiced by Third Parties for goods or services (including direct costs of labor, materials, supplies, services, fees and other resources directly consumed or used in the Development of Ficlatuzumab), Third Party license fees (including those associated with in-licenses), and the FTE Costs (calculated in accordance with GAAP, consistently applied) of a Party’s, and/or its Affiliates’, employees with respect to time properly allocated to the Development of Ficlatuzumab. For the avoidance of doubt, except for those FTE costs associated with research intended to understand the VeriStrat mechanism, which FTE costs shall be excluded from Development Costs and Additional Development Costs hereunder, all internal and external costs incurred by AVEO that are directly related to the Development Plan activities and all Additional Development Costs constitute Development Costs hereunder.

1.25. “Diagnostic Data.” Diagnostic Data means any data or information provided by Biodesix or generated in the Development or performance of VeriStrat obtained from any of (i) the generation of raw mass spectra from the Clinical Specimens, (ii) processing the raw mass spectra to generate the VeriStrat Labels from the Clinical Specimens, (iii) the reporting of VeriStrat Labels to AVEO in a suitable format; (iv) the preparation of any reports assessing the performance of VeriStrat with the Clinical Specimens and Clinical Data (the “VeriStrat Results”) or (v) the reporting of the VeriStrat Results to AVEO.

1.26. “EMEA”. EMEA means the European Medicines Evaluation Agency, or any successor agency with responsibility for regulating the Development, Manufacture and Commercialization of human or veterinary pharmaceutical, diagnostic, or prophylactic products.

1.27. “Existing Supply of Ficlatuzumab” means the supply of Ficlatuzumab that was manufactured prior to the Effective and which AVEO has on-hand as of the Effective Date, which totals approximately nine (9) kilograms of Ficlatuzumab drug product filled in vials and [***] of Ficlatuzumab drug substance.

1.28. “FDA” or “Food and Drug Administration”. FDA or Food and Drug Administration means the United States Food and Drug Administration and any successor agency thereto with responsibility for regulating the Development, Manufacture and Commercialization of human or veterinary pharmaceutical, diagnostic, or prophylactic products.

1.29. “Ficlatuzumab”. Ficlatuzumab means the humanized monoclonal Antibody that binds hepatocyte growth factor and is designated by AVEO as “Ficlatuzumab.”

EXECUTION VERSION

1.30. “Ficlatuzumab Cost of Goods”. Ficlatuzumab Cost of Goods means the standard unit cost of Manufacture of Ficlatuzumab, consisting of direct material and direct labor costs plus Manufacturing overhead attributable to Ficlatuzumab (including all directly incurred manufacturing variances), all calculated in accordance with GAAP, consistently applied. Direct material costs will include the costs incurred in Manufacturing or purchasing materials, including freight-in costs, sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components. Direct labor costs will include the FTE Costs of employees engaged in direct Manufacturing activities and direct or indirect quality control and quality assurance activities who are directly employed in Manufacturing and packaging Ficlatuzumab. Overhead attributable to Ficlatuzumab will be calculated and allocated in a manner consistent with the method used to allocate overhead to other products Manufactured in the same facility. Overhead attributable to Ficlatuzumab will include a reasonable allocation of indirect labor (not previously included in direct labor costs), a reasonable allocation of administrative costs, and a reasonable allocation of facilities costs, all in accordance with GAAP, consistently applied. Overhead will not include corporate administrative overhead or plant start-up costs or costs associated with excess or idle capacity. Alternatively, if Ficlatuzumab is Manufactured by a Third Party manufacturer, the Ficlatuzumab Cost of Goods means the actual price paid by a Party and/or its Affiliates to the Third Party for the Manufacture, supply and packaging of Ficlatuzumab and all taxes and shipping costs related thereto, and the FTE Costs of such Party’s and/or its Affiliates’ employees engaged in activities relating to the selection and management of such Third Party manufacturer and the management of such supply (including quality control and quality assistance activities).

1.31. “First Commercial Sale”. First Commercial Sale means the first bona fide arm’s length sale of Ficlatuzumab sold to a Third Party in the Territory by or on behalf of a Party, its Affiliates or Licensees after Regulatory Approval has been obtained for Ficlatuzumab.

1.32. “FTE”. FTE means the number of full-time-equivalent person-years (each consisting of a total of 2080 hours) of Development, Manufacturing or Commercialization work by each Party’s personnel on or directly related to the applicable activity conducted hereunder.

1.33. “FTE Cost”. FTE Cost means the amount obtained by multiplying (a) the number of FTEs by (b) [***], increased annually by the percentage increase in the CPI as of December 31 of the then most recently ended Calendar Year (if any) over the level of the CPI as of December 31 of the preceding Calendar Year, (i.e., the first such increase could occur on January 1, 2015 and would be based on the CPI percentage increase between December 31, 2013 and December 31, 2014).

1.34. “GAAP”. GAAP means accounting principles generally accepted in the United States of America, as consistently applied.

1.35. “Intellectual Property”. Intellectual Property means Know-How and the Patent Rights.

1.36. “IND” or “Investigational New Drug Application”. IND or Investigational New Drug Application means (a) (i) in the United States, an Investigational New Drug Application, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time (the “FD&C Act”), and the regulations promulgated thereunder, as amended from time to time, that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (ii) any counterpart of such Investigational New Drug Application in any country other than the United States in the Territory (e.g., a CTX), and (b) all supplements and amendments that may be filed with respect to any of the foregoing.

EXECUTION VERSION

1.37. “Investigator Sponsored Clinical Study”. Investigator Sponsored Clinical Study means a human clinical study of a product that is sponsored and conducted by a Third Party under an agreement with a Party pursuant to which such Party provides the Third Party with clinical supplies of the product or funding for such clinical study.

1.38. “Joint Patent Rights”. Joint Patent Rights means all Patent Rights that claim or disclose Joint Inventions.

1.39. “Know-How”. Know-How means proprietary, non-public information and materials, whether patentable or not, including (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, products and compositions, (c) tests, assays, techniques, data, methods, procedures, formulas, and/or processes, (d) technical and non-technical data and other information relating to any of the foregoing, (e) drawings, plans, designs, diagrams, sketches, specifications and/or other documents containing or relating to such information or materials, and (f) business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research.

1.40. “Law” or “Laws”. Law or Laws means all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from governmental authorities, including those promulgated by a Regulatory Authority and the listing standards or agreements of any national or international securities exchange.

1.41. “License Income”. License Income shall mean all amounts received by a Party and/or its Affiliates from Third Parties in connection with or related to the licensing or sublicensing to such Third Parties of rights to Ficlatuzumab, including: (i) all upfront fees, milestone payments and royalties; (ii) transfer pricing amounts paid in respect of Ficlatuzumab supplied to such Third Parties; (iii) investments in securities; and (iv) research and Development funding, but (notwithstanding the foregoing) excluding:

(a) transfer pricing amounts equal to such Party’s and/or its Affiliates’ Ficlatuzumab Cost of Goods supplied to such Third Parties;

(b) amounts received by such Party and/or its Affiliates from such Third Parties as the purchase price for such Party’s and/or its Affiliates’ debt or equity securities at prices not in excess of the then-current market price of such securities or, if such securities are not publicly traded, the then-current fair market value of such securities;

(c) amounts received by such Party and/or its Affiliates for future research and Development activities undertaken for, or in collaboration with, or other services provided to, such Third Parties at rates not to exceed the fair market value of such services, and

(d) amounts received by such Party and/or its Affiliates as reimbursement for costs incurred by such Party and/or its Affiliates after the grant of the license or sublicense in the performance of such Party’s and/or its Affiliates’ obligations thereunder.

EXECUTION VERSION

1.42. “Licensee”. Licensee means a Third Party that is not an Affiliate of a Party and to whom a Party has granted a license or sublicense to Develop, Commercialize, Manufacture, fill and finish, register, distribute and/or sell Ficlatuzumab.

1.43. “Major Markets”. Major Markets means the United States, Japan and each individual member state of the European Union (as they may exist from time to time during the Term).

1.44. “Manufacture”. Manufacture means, with respect to a product, all activities related to the manufacturing of such product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

1.45. “MHW”. MHW means the Japanese Ministry of Health, Labour and Welfare, or any successor agency with responsibility for regulating the Development, Manufacture and Commercialization of human or veterinary pharmaceutical, diagnostic, or prophylactic products.

1.46. “NSCLC”. NSCLC means non-small-cell lung carcinoma.

1.47. “NSCLC POC Trial”. NSCLC POC Trial means a Phase 2 Clinical Trial of Ficlatuzumab in which VeriStrat will be used to select clinical trial subjects that is designed to demonstrate efficacy in treating NSCLC in accordance with the NSCLC POC Trial Plan and that, if applicable study endpoints are achieved, would: (a) provide a sufficient basis for commencing Phase 3 Clinical Trials of Ficlatuzumab; and (b) support the strategy of seeking Regulatory Approval for Ficlatuzumab, however, in the event that, upon a decision by the JSC, the Parties elect to conduct an adaptive Phase 2/3 trial with an interim analysis (the “Phase 2/3 Trial”) in lieu of the NSCLC POC Trial, all references herein to the NSCLC POC Trial shall refer to the Phase 2/3 Trial and for the purposes of the Opt-Out, the completion of the Phase 2/3 Trial shall be the decision point for such Opt-Out, including for the purposes of Section 3.5(c)(ii).

1.48. “NSCLC POC Trial Plan”. NSCLC POC Trial Plan means the written plan outlining the activities to be conducted by or on behalf of the Parties in furtherance of a NSCLC POC Trial, as is set forth as part of the Development Plan attached hereto as Exhibit A and as may be amended from time to time pursuant to Section 3.2.

1.49. “Opt-Out”. Opt-Out means an election by one Party to cease further participation in funding and conducting the NSCLC POC Trial or in funding Additional Development Costs.

1.50. “Opt-Out Phase”. Opt-Out Phase means the phase of this Agreement following the effective date of Opt-Out as described in Section 3.5(c), if any.

1.51. “Opt-Out Royalty”. Opt-Out Royalty means the royalty described in Exhibit B, as the same shall be set forth in the Commercialization Agreement.

EXECUTION VERSION

1.52. “Party” or “Parties”. Party or Parties means AVEO and/or Biodesix, as the context requires.

1.53. “Patent Rights”. Patent Rights means the rights and interest in and to all issued patents and pending patent applications in any country or jurisdiction in the Territory, including, all provisionals, divisions, continuations, renewals, continuations-in-part, patents of addition, reexaminations, supplementary protection certificates, extensions, registrations or confirmation patents, restoration of patent terms, and reissues thereof.

1.54. “Person”. Person means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.55. “Phase 2 Clinical Trial”. Phase 2 Clinical Trial means a human clinical trial in the United States that would satisfy the requirements of 21 CFR 312.21(b) or an equivalent human clinical trial in any country outside the United States that would satisfy the requirements applicable to such human clinical trial in such country.

1.56. “Phase 3 Clinical Trial”. Phase 3 Clinical Trial means a human clinical trial in the United States that would satisfy the requirements of 21 CFR 312.21(c) or an equivalent human clinical trial in any country outside the United States that would satisfy the requirements applicable to such human clinical trial in such country.

1.57. “Profit Sharing Phase”. Profit Sharing Phase means the phase of this Agreement prior to the effective date of any Opt-Out.

1.58. “Regulatory Approval”. Regulatory Approval means the granting, whether through lapse of time or otherwise, by a Regulatory Authority of approval to market a pharmaceutical product or in vitro diagnostic product in a country in the Territory including, for example, an New Drug Application, (“NDA”), Biologics License Application (“BLA”), and Premarket Approval (“PMA”), among others.

1.59. “Regulatory Authority”. Regulatory Authority means any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body, including the FDA, EMEA or MHW, with responsibility for granting licenses or approvals (with the exception of price approvals) necessary for the marketing and sale of pharmaceutical products or IVD devices in any country.

1.60. “Territory”. Territory means all countries of the world.

1.61. “Third Party”. Third Party means any entity other than AVEO or Biodesix or any of their respective Affiliates.

1.62. “United States”. United States means the United States, its territories and possessions.

EXECUTION VERSION

1.63. “VeriStrat”. VeriStrat means Biodesix’s mass spectrometry and software-based test system, which stratifies patients into groups with different outcomes following treatment with various pharmaceutical agents, and any progeny, improvements and derivatives thereof, as the same may be rebranded in the sole discretion of Biodesix (e.g., “Ficlastrat”).

1.64. “VeriStrat Cost of Goods”. VeriStrat Cost of Goods means the aggregate costs incurred in delivering Biodesix’s VeriStrat test results to clinicians calculated on a per test basis which costs consist of (1) direct labor, (2) logistics, (3) supplies, (4) equipment and infrastructure, (5) license and royalties and (6) other directly related costs, which aggregate costs shall not exceed [***] per test plus international shipping costs, if any. Direct labor includes the costs of laboratory personnel. Logistics includes the cost of collection kits, sample collection expenses, and shipping charges to transport kits to the clinician sites and samples from the clinician sites to our laboratory, excluding international shipping costs which shall be in addition to any such costs for logistics. Supplies reflects the costs of supplies used to process test samples. Equipment and infrastructure includes depreciation and maintenance costs associated with equipment used to process test samples as well as facility occupancy and allocated overhead costs. Licenses and royalties are calculated per contracted agreements. Other directly related costs include patent amortization, software expenses, collection fees on revenue and contracted services.

1.65. “VeriStrat Labels”. VeriStrat Labels mean the clinical labels generated upon the performance of VeriStrat, where such label(s) indicate differential clinical outcomes associated with each respective patient so analyzed under VeriStrat.

1.66. Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:
AAA	14.2(a)
Additional Development Costs	3.5(b)
Agents	10.1
Agreement	Preamble
Alliance Manager	2.7
assignee	9.1(e)
assignor	9.1(e)
audited Party	5.5
auditing Party	5.5
AVEO	Preamble
AVEO Parties	12.1
Biodesix	Preamble
Biodesix Parties	12.2
Cap	3.5(a)
Confidential Information	10.2
Commercial Insurance	12.4
Deposit	5.1
Development Plan	3.1
Effective Date	Preamble
Indemnified Party	12.3(a)

EXECUTION VERSION

Definition:	Section:
Indemnifying Party	12.3(a)
IVD	3.1(c)
JCDT	2.9
JSC	2.1
Limited Data Set	1.15
Losses	12.1
MCA	Introduction
MTA	Introduction
Opt-Out Notice	3.5(c)
Personal Data	3.4(a)
Phase 2/3 Trial	1.47
Product Liability Insurance	12.4
Term	13.1
Third Party Claims	12.1
VeriStrat Development Plan	7.1
VeriStrat Results	1.25

ARTICLE II - GOVERNANCE

2.1. Creation and Structure of the JSC. The Parties shall create a joint steering committee (the “JSC”) to facilitate the Parties’ collaboration called for herein. The JSC shall consist of three (3) representatives designated by each Party, or such other number as the Parties may mutually agree, each of whom shall be employees of their respective Party and none of whom are the Chief Executive Officer of either Party. As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate its initial representatives on the JSC. The JSC shall appoint a chairperson from among its members, who shall alternate annually between representatives of AVEO and representatives of Biodesix, with the first such chairperson being an AVEO representative. The chairperson will be responsible for scheduling and leading meetings, establishing meeting agendas and other administrative matters relative to the meetings of the JSC but will have no express or implied authority beyond that held by the other members of the JSC. Each Party shall be free to change its representatives on written notice to the other or to send a substitute representative to any JSC meeting; provided, however, that each Party will ensure that at all times during the existence of the JSC, its representatives on the JSC are appropriate in terms of expertise and seniority (including at least one member of senior management) in the context of the collaboration of the Parties hereunder. For avoidance of doubt, notwithstanding any language to the contrary herein, neither Party shall charge the other Party, whether through Ficlatuzumab Cost of Goods or otherwise, any FTE or overhead costs for such Party’s three (3) designated representatives’ participation in the JSC or such three (3) designated representatives’ activities performed hereunder.

2.2. Meetings. The JSC shall meet on a quarterly basis, or more often as the Parties shall agree. At least two (2) such meetings in each Calendar Year shall be conducted in-person, while the remainder may be conducted by video conference or teleconference, as determined by the JSC. In-person meetings of the JSC shall alternate between the offices of AVEO and Biodesix. Each Alliance Manager shall serve as secretary of each meeting and the Alliance Managers shall be collectively responsible for preparing the minutes of each meeting. Such minutes shall provide

EXECUTION VERSION

a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC. The Parties agree that they shall endeavor to ensure that initial draft minutes of each meeting shall be distributed no later than fourteen (14) days following the meeting, any objections to the contents thereof shall be directed to the Alliance Managers of each Party within [***] days following such distribution, and final minutes shall be approved by both Parties at such subsequent JSC meeting. Final minutes of each meeting shall be distributed to the members of the JSC by the chairperson. The JSC may also convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing or written correspondence, as deemed necessary or appropriate. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the JSC. The JSC may invite other representatives of the Parties with special skills or knowledge to attend meetings where appropriate. The JSC shall adopt such other rules as shall be necessary or convenient for its work. Each Party shall be responsible for all travel and other costs for its representatives to attend meetings of, and otherwise participate on, the JSC.

2.3. Responsibilities of the JSC. The JSC shall function as a forum for the Parties to inform and consult with one another concerning progress of Development Plan activities and VeriStrat Development Plan activities pursuant to Article VII. The Parties shall use Commercially Reasonable Efforts to: (i) support the Development of Ficlatuzumab in multiple indications following successful completion of the NSCLC POC Trial; and (ii) reach consensus on all issues within the responsibility of the JSC. Without limiting the foregoing, except as otherwise set forth in Sections 3.6 and 4.1, the JSC shall be responsible for:

(a) reviewing, approving, monitoring and modifying (as the JSC deems appropriate) the Development Plan (including associated budgets) and, subject to execution of the Commercialization Agreement, the Commercialization plan(s) and budget(s) thereunder;

(b) reviewing, approving, monitoring and modifying (as the JSC deems appropriate) the VeriStrat Development Plan;

(c) planning strategy, coordinating and monitoring the progress of the Development of Ficlatuzumab and VeriStrat in connection with Ficlatuzumab, including the NSCLC POC Trial; and

(d) approving licensing of Development and/or Commercialization rights to Ficlatuzumab as contemplated by Section 4.1.

2.4. Subcommittees of the JSC and Other Committees. From time to time, the JSC may establish one or more subcommittees to oversee particular projects or activities related to Development Plan activities, which subcommittees will include at least one representative of each Party and which will report to the JSC or another committee designated by the JSC unless otherwise decided by the JSC.

2.5. Decisions of the JSC. At least two JSC representatives from each Party must participate in a meeting of the JSC (and at least one representative of each Party must participate in a meeting of any subcommittee thereof) in order for there to be a quorum for such meeting. Subject to the remainder of this Section 2.5, all decisions of the JSC (or any subcommittee thereof)

EXECUTION VERSION

shall be made by the unanimous vote of the members of the JSC, with the JSC representatives of each Party collectively having one vote. The Parties shall use reasonable good faith efforts to reach consensus on all issues within the responsibility of the JSC. If members of the JSC cannot agree with respect to a particular issue within the responsibility of the JSC (or any subcommittee thereof), then such issue shall be referred to the Chief Executive Officers of the Parties who shall meet in a good faith effort to resolve the dispute within [***] days. To the greatest extent practicable, all decisions of the JSC with respect to action items to be carried out in furtherance of the Development Plan shall detail the item approved, the person or team authorized to initiate and carry out the action item, the budget related thereto and any limitations as to the scope of authority granted to such person or team.

2.6. Limitation on JSC Authority. Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretions granted to it hereunder, and the JSC shall not be delegated or vested with any such rights, powers or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. The JSC shall not have the power to make any decisions other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, the JSC may not amend or modify this Agreement, which may be amended or modified only as provided in Section 15.4, and the Parties shall ensure that their respective JSC Representatives shall not unreasonably withhold their agreement to matters before the JSC if such withholding of agreement would be inconsistent with the exercise of Commercially Reasonable Efforts to Develop Ficlatuzumab, subject to Section 3.7(c).

2.7. Alliance Managers. Biodesix and AVEO shall each appoint one person to coordinate their respective activities pursuant to this Agreement (the “Alliance Managers”). Such individuals shall be responsible for, among other things, ensuring the appropriate level of information exchange between the Parties regarding the Development Plan and the VeriStrat Development Plan as well as scheduling and attending the JSC and JCDT meetings.

2.8. Reports to JSC. Each Party shall provide the JSC on a quarterly basis with reports regarding the activities performed by such Party under the Development Plan. Each such report shall summarize in reasonable detail the major activities undertaken by such Party during the prior Calendar Quarter, as well as the results of such activities. Such reports will be accurate and, where appropriate, will contain raw data from studies carried out by or on behalf of such Party.

2.9. Joint Co-Development Team. The Parties shall also establish a Joint Co-Development Team (the “JCDT”) which shall be responsible for integrating the Development Plan with the VeriStrat Development Plan. The JCDT shall consist of three (3) representatives designated by each Party, or such other number as the Parties may mutually agree. Each Party shall designate representatives for participation in the JCDT, at least one of whom shall be an employee of each Party and which members shall collectively have clinical, regulatory and pre-commercial expertise. AVEO will lead drafting of the Development Plan, including publication and presentations plans for review by the JCDT, and Biodesix will lead drafting of the VeriStrat Development Plan, including publication and presentation plans for review by the JCDT. The JCDT shall be responsible for agreeing to and integrating the foregoing plans for submission to the JSC for approval for each indication.

EXECUTION VERSION

2.10. Dissolution. Neither Party shall have any right nor obligation under this Article II, and the JSC and JCDT shall be dissolved, upon the effectiveness of Opt-Out by either Party under Section 3.5(c).

ARTICLE III -FICLATUZUMAB DEVELOPMENT; COST RESPONSIBILITIES; DEVELOPMENT OPT-OUT

3.1. Ficlatuzumab Development.

(a) Prior to the Effective Date, AVEO commenced a Development program for Ficlatuzumab, and following the Effective Date AVEO shall use Commercially Reasonable Efforts to continue to Develop Ficlatuzumab pursuant to Development plans approved by the JSC (such plans, collectively the “Development Plan”), as such Development Plan may be amended by the JSC from time to time. An initial Development Plan is attached hereto as Exhibit A and includes the NSCLC POC Trial Plan.

(b) The Parties will use Commercially Reasonable Efforts to complete their respective obligations under the Development Plan within the timeframes specified in the Development Plan. Each Party will promptly inform the other Party in the event that it anticipates or experiences a delay in the completion of any such obligations. Each Party shall be responsible for any delay or failure by it (or its Affiliates) to timely complete its obligations under the Development Plan, except (a) to the extent that such failure or delay is caused by a delay or failure of performance by the other Party or a contract manufacturer, or (b) as may otherwise be mutually agreed in writing by the Parties. Notwithstanding the foregoing, AVEO shall not have any further obligation to continue to conduct the Development Plan during the Opt-Out Phase.

(c) The Parties will collaborate on the regulatory strategy in the jurisdictions in the Territory for obtaining Regulatory Approval for the combination use of Ficlatuzumab in connection with the in vitro diagnostic (“IVD”) developed pursuant to the VeriStrat Development Plan and any other assays decided upon by the JSC pursuant to Section 3.7(c), and in the preparation and/or exchange of any documents necessary to support any INDs, NDAs, BLAs, PMAs or other applications for such Regulatory Approvals.

3.2. Modifications to Development Plan. The Parties acknowledge that the initial Development Plan, including the initial NSCLC POC Trial Plan contained therein, does not set forth all material activities, timelines, obligations and specifications necessary for the execution of the Development Plan, and further acknowledge that requests from Regulatory Authorities may necessitate modifications to the Development Plan. The Parties agree that, as soon as practicable following the Effective Date, the initial Development Plan will be modified and made more comprehensive pursuant to direction and approval by the JSC, with the understanding that the JSC shall agree on a final design for the NSCLC POC Trial that meets the following criteria: (a) the NSCLC POC Trial shall enroll no less than [***] patients; (b) the NSCLC POC Trial shall be designed to cost no more than [***] and (c) the NSCLC POC Trial shall be designed to meet regulatory requirements and conform with FDA feedback. Thereafter, as may be necessary from time-to-time, whether due to Regulatory Authority requests or otherwise, the JSC shall review proposed revisions to the Development Plan. If the JSC approves such revisions, then the JSC shall revise the Development Plan accordingly without need for amending this Agreement. The Parties shall not unreasonably withhold their consent to appropriate Development Plan revisions. The revised Development Plan shall thereafter be the Development Plan for all purposes of this Agreement.

EXECUTION VERSION

3.3. Existing Supply of Ficlatuzumab. AVEO shall supply the Existing Supply of Ficlatuzumab as needed for the conduct of the Development Plan at no charge, provided that, Biodesix will reimburse AVEO for 50% of the Ficlatuzumab Cost of Goods incurred by AVEO in connection with any such supply for Investigator Sponsored Clinical Studies approved by the JSC. AVEO may not dispose of, or supply to any Third Party, any of the Existing Supply of Ficlatuzumab without prior approval of the JSC.

3.4. Clinical Specimens.

(a) In connection with the Development Plan and with Biodesix’s activities under Article VII, AVEO shall furnish to Biodesix certain quantities of Clinical Specimens as agreed upon and set forth in the Development Plan or otherwise agreed upon by the JSC. Biodesix will comply with all applicable Laws relating to the Clinical Specimens. Without limiting the foregoing, to the extent that the Clinical Specimens include human specimens, AVEO represents and warrants to Biodesix that either it has obtained all informed consents and Institutional Review Board (IRB)/Ethics Committee (EC) approval(s) required by applicable Law with respect to such Clinical Specimens procured by AVEO or that it is not required under applicable Law to obtain such informed consents and/or has received a waiver for consent from an IRB/EC. Notwithstanding the foregoing, in the event of an Opt-Out by either Party, the provisions of Section 3.6 shall control.

(b) Biodesix agrees to retain possession of the Clinical Specimens and not to provide the Clinical Specimens to any Third Party (except for Third Parties conducting Development Plan activities pursuant to this Agreement and for whose performance and compliance with the terms of this Agreement Biodesix remains primarily liable to AVEO) or to use or permit the use of any of the Clinical Specimens for any purpose other than the Development of VeriStrat in accordance with this Agreement without the prior approval of the JSC. Notwithstanding the foregoing, in the event of an Opt-Out by either Party, the provisions of Section 3.6 shall control. ALL CLINICAL SPECIMENS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE CLINICAL SPECIMENS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

(c) AVEO will transmit to Biodesix the Clinical Data in the form of a Limited Data Set, which shall not contain any data that identifies or could be used to identify an individual (“Personal Data”). However, to the extent that Personal Data can be identified from any Clinical Specimens, participation in the Development Plan or otherwise, Biodesix shall hold in confidence all Personal Data except as required or permitted under this Agreement, or to the extent necessary to be disclosed to Regulatory Authorities as part of the review process. In addition, Biodesix shall comply with all applicable Laws with respect to the collection, use, storage, and disclosure of any Personal Data, including the U.S. Health Insurance Portability and Accountability Act (“HIPAA”),

EXECUTION VERSION

as amended, and the regulations promulgated thereunder, to the extent such Personal Data consists of Protected Health Information (PHI) as defined in HIPAA. Biodesix agrees to use commercially reasonable efforts to ensure that appropriate technical and organization measures are taken to protect Personal Data, including PHI, against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including implementation and enforcement of administrative, technical, and physical security policies and procedures applicable to Personal Data and, to the extent applicable, PHI.

3.5. Funding; Opt-Out.

(a) Other than with respect to AVEO’s supply of Ficlatuzumab (which is governed by Section 3.3), Biodesix will reimburse AVEO for all Development Costs incurred by AVEO in connection with the conduct of the NSCLC POC Trial after the Effective Date in accordance with the NSCLC POC Trial Plan, up to an aggregate reimbursement of fifteen million U.S. dollars ($15,000,000) (the “Cap”), subject to reduction as set forth below for Development Costs incurred by Biodesix for the conduct of the NSCLC POC Trial with the approval of the JSC. If the NSCLC POC Trial Plan budget is modified such that the aggregate Development Costs to be incurred in conducting the NSCLC POC Trial will exceed the Cap, then such excess Development Costs shall constitute Additional Development Costs and shall be borne by the Parties as set forth in Section 3.5(b) below. If Biodesix incurs Development Costs in connection with the conduct of the NSCLC POC Trial with the approval of the JSC, Biodesix shall pay for such costs, such costs shall reduce the Cap, and, after the Cap has been reached, such costs incurred by Biodesix shall be included in Additional Development Costs and borne by the Parties as set forth in Section 3.5(b).

(b) Biodesix will reimburse AVEO for 50% of all Additional Development Costs incurred by AVEO. “Additional Development Costs” means: (i) all Development Costs incurred in conducting the NSCLC POC Trial Plan in excess of the Cap; (ii) all Development Costs associated with the Development of Ficlatuzumab under the Development Plan other than costs incurred in conducting the NSCLC POC Trial Plan; and (iii) Ficlatuzumab Cost of Goods for supply in excess of the Existing Supply of Ficlatuzumab. If Biodesix incurs Additional Development Costs with the approval of the JSC, such costs shall be reconciled with, and off-set from, as appropriate, the Additional Development Costs incurred by AVEO such that each Party bears 50% of the aggregate Additional Development Costs.

(c) Either Party may elect to Opt-Out solely after the earlier to occur of: (i) the Cap being reached or (ii) the completion of the NSCLC POC Trial, by providing three (3) months written notice to the other Party (the “Opt-Out Notice”), but in no event may either Party Opt-Out after the First Commercial Sale of Ficlatuzumab. In the event a Party elects to Opt-Out, the Parties shall proceed as specified under Section 3.6. For the avoidance of doubt, neither Party has the right to Opt-Out except as expressly set forth in this Section 3.5(c). The effective date of any permitted Opt-Out shall be the date three (3) months following the date the Opt-Out Notice is given to the other Party.

EXECUTION VERSION

3.6. Opt-Out Mechanics.

(a) If Biodesix elects to Opt-Out pursuant to Section 3.5(c), then, upon the expiration of the Opt-Out notice period: (i) Biodesix shall continue to be responsible hereunder for reimbursement of Development Costs as described in Sections 3.3 and 3.5 with respect to then-ongoing clinical trials under the Development Plan and with respect to any then-committed, non-cancellable Development Costs under the Development Plan; (ii) Biodesix shall have no further responsibility pursuant to Sections 3.3 or 3.5 except as set forth in the foregoing clause (i), provided that the Opt-Out election does not derogate from any accrued but unpaid obligations; (iii) Biodesix shall cease to be entitled to share in the profits and losses resulting from the Commercialization of Ficlatuzumab and shall instead be entitled to the Opt-Out Royalty; (iv) AVEO shall have sole discretion over the continued conduct of the Development Plan and shall have the right to amend the Development Plan without oversight or approval of the JSC or Biodesix; (v) Biodesix shall remain responsible for its Development obligations hereunder with respect to VeriStrat, including with respect to obtaining PMA approval of Veristrat as a Companion Diagnostic on a timeline previously approved by the JSC and consistent with the timeline for approval of Ficlatuzumab, and the Parties shall negotiate in good faith as set forth in Section 6.1 to enter into an agreement pursuant to which Biodesix will agree to perform the VeriStrat Commercialization obligations set forth in Exhibit B under “Veristrat Commercialization” and “Opt-Out” and AVEO shall continue to be responsible for reimbursing Biodesix for each VeriStrat test sold in a jurisdiction where AVEO commercializes Ficlatuzumab and Biodesix has not obtained reimbursement for VeriStrat in connection with Ficlatuzumab as and to the extent set forth in Section 7.4 below, but AVEO shall not otherwise be obligated to make payments to Biodesix in consideration for Biodesix’s performance of Biodesix’s Development and Commercialization obligations with respect to VeriStrat. For the avoidance o doubt, all of Biodesix’s obligations under Article VII shall continue in full force and effect notwithstanding any Opt-Out by Biodesix and the Parties will cooperate in good faith to establish a mutually acceptable method and process for exchanging the information necessary to coordinate the continued Development of Ficlatuzumab in connection with VeriStrat to the extent that AVEO desires to continue such development following such Opt-Out by Biodesix.

(b) If AVEO elects to Opt-Out pursuant to Section 3.5(c), then, upon the expiration of the Opt-Out notice period:

(i) Biodesix may, at its sole cost and expense, control the conduct of further Development of Ficlatuzumab (including obtaining Regulatory Approvals), and AVEO shall (A) transfer to Biodesix, subject to clause (B) below and Sections 3.4 and 9.2(c) herein, the Clinical Specimens, Clinical Data (including the applicable clinical database) and related supporting documentation and (B) negotiate with Biodesix in good faith and grant an exclusive license, with rights to sub-license, to use the AVEO Intellectual Property to the extent reasonably necessary to enable Biodesix to Develop and Commercialize Ficlatuzumab, which license shall be granted at no additional cost (provided that such license shall be subject to the terms and conditions of the AVEO Third Party Agreements and, subject to the deduction of such costs from net sales described in the Opt-Out Royalty provisions of Exhibit B, Biodesix shall be obligated to make any and all payments due under the AVEO Third Party Agreements as identified herein by AVEO that relate to such license);

EXECUTION VERSION

(ii) AVEO shall continue to be responsible for its share of Development Costs under Section 3.3 and Section 3.5 with respect to then-ongoing clinical trials under the Development Plan and with respect to any then-committed, non-cancellable Development Costs under the Development Plan;

(iii) AVEO shall transfer to Biodesix AVEO’s ownership of any regulatory filings and Regulatory Approvals relating to Ficlatuzumab (including related correspondence with Regulatory Authorities);

(iv) AVEO and Biodesix shall cooperate to transfer to Biodesix any then-ongoing clinical trials and Biodesix shall assume all responsibilities therefor;

(v) following the effective date of such Opt-Out, AVEO shall have no further responsibility pursuant to Sections 3.1 or 7.4;

(vi) AVEO shall cease to be entitled to share in the profits and losses resulting from the Commercialization of Ficlatuzumab and shall instead be entitled to the Opt-Out Royalty;

(vii) Biodesix shall have sole discretion over the continued conduct of the Development Plan and shall have the right to amend the Development Plan without oversight or approval of the JSC or AVEO; and

(viii) AVEO shall make the Existing Supply of Ficlatuzumab available to Biodesix for purposes of enabling Biodesix to complete the Development thereof at no charge, provided that any supply of Ficlatuzumab that is not Existing Supply of Ficlatuzumab shall be provided at a price of [***] of AVEO’s Ficlatuzumab Cost of Goods therefor, pursuant to a supply agreement to be mutually agreed upon between the Parties upon such Opt-Out; provided further that AVEO shall have no obligation to supply Ficlatuzumab for longer than [***] months following the Opt-Out. At Biodesix’s request during such [***] month period and at Biodesix’s expense, AVEO shall use Commercially Reasonable Efforts to provide a technology transfer, including, if permitted by the terms thereof, the assignment of all AVEO Third Party Agreements requested by Biodesix, that enables Biodesix to continue the further Development and Commercialization of Ficlatuzumab in accordance with the Development Plan, this Agreement and/or the Commercialization Agreement. AVEO either has prior to the Effective Date or will following the Effective Date request from the counterparties to the AVEO Third Party Agreements amendments thereto or consents thereunder permitting assignments thereof to Biodesix in the circumstances described above, provided that (1) AVEO shall not be required to pay any consideration or grant any concessions in order to obtain any such amendments or consents and (2) AVEO shall have no liability to Biodesix if the counterparties to the AVEO Third Party Agreements do not grant such amendments or consents.

3.7. AVEO Covenants. AVEO shall not, and shall not engage with or otherwise make an arrangement with a Third Party to, copy, reproduce, modify or make derivative works of VeriStrat or VeriStrat Labels other than as required in connection with Developing, seeking Regulatory Approval for or Commercializing Ficlatuzumab in accordance with this Agreement. AVEO shall not, and shall not engage with or otherwise make an arrangement with a Third Party

EXECUTION VERSION

to, decompile, disassemble or otherwise reverse engineer VeriStrat, VeriStrat Labels or VeriStrat Results (including their mechanism of action, feature values, pre-processing steps, software or functionality), or aspects of Biodesix’s ProTS mass spectrometry analysis software or any portion thereof, or otherwise attempt to derive the source code or other trade secrets embodied in VeriStrat, VeriStrat Labels or VeriStrat Results, or any aspects of Recipient’s ProTS mass spectrometry analysis software. For avoidance of doubt, AVEO shall not, and shall not engage with or otherwise make an arrangement with a Third Party to, use VeriStrat, VeriStrat Labels or VeriStrat Results, for purposes of (i) training, designing, developing, verifying or validating a classifier or test, including without limitation, a diagnostic test, companion diagnostic test, predictive test or prognostic test; (ii) correlating to biomarkers unless specifically set forth in the Development Plan; (iii) correlating to biomarkers in order to train, design, develop, verify or validate a classifier or test, including, without limitation, a diagnostic test, companion diagnostic test, predictive test or prognostic test; (iv) being used in a manner to compete with Biodesix; or (v) procedures not set forth in the Development Plan or related to the Development or Commercialization of Ficlatuzumab following an Opt-Out by Biodesix. Results of any unauthorized use of the VeriStrat Results, VeriStrat, VeriStrat Labels or Biodesix’s ProTS mass spectrometry analysis software or any portion thereof shall belong solely and entirely to Biodesix with no obligations of any kind to AVEO or any Third Party pursuant to any agreement with AVEO or any Third Party that obtains access to the VeriStrat Results, VeriStrat, VeriStrat Labels or Biodesix’s ProTS mass spectrometry analysis software or any portion thereof from AVEO. Notwithstanding the foregoing, (x) AVEO shall have no liability for any Third Party’s independent activities in violation of the foregoing restrictions, and (y) AVEO and Biodesix may collaborate to perform translational work to identify a mechanism of action link between VeriStrat and Ficlatuzumab and/or to compare and correlate the effectiveness of biomarkers.

In addition, during the Profit Sharing Phase:

(a) VeriStrat will be used as a selection assay with respect to Ficlatuzumab for the NSCLC POC Trial indication and will be the focus of a co-development BLA and PMA approval assuming that the NSCLC POC Trial using VeriStrat as a selection assay are positive (i.e., primary endpoints met), provided that an EGFR mutation assay may also be used and be required for Development for such indication. In addition, AVEO may use other assays solely for data in support of research, BLA application and drug marketing;

(b) For clinical trial activities occurring after the NSCLC POC Trial, Biodesix shall have the right, at Biodesix’s cost, to analyze any Ficlatuzumab clinical trial samples with VeriStrat or Biodesix technology.

(c) The JSC shall have final decision-making authority on any further Companion Diagnostic Development of VeriStrat in connection with Ficlatuzumab as well as other diagnostic tests and/or biomarkers which may be useful for Ficlatuzumab, with the understanding that the JSC will make decisions based on the totality of the data and scientific evidence, with the intent to optimize the value of Ficlatuzumab; provided, however, that, during the Profit Sharing Phase, the JSC shall give Biodesix the first opportunity (which opportunity may be provided through Biodesix’s participation in JSC deliberations), on a jurisdiction by jurisdiction basis, to develop and/or supply any and all diagnostic tests and/or biomarkers determined by the JSC to be useful for Ficlatuzumab, to the extent such development and/or supply is consistent with

EXECUTION VERSION

optimizing the value of Ficlatuzumab. For clarity, the Parties agree that such deliberations shall be biased in favor of Biodesix in the event that any non-Biodesix test also under consideration by the JSC is approximately equal in its potential to maximize the value of Ficlatuzumab to the potential offered by such Biodesix-test, provided that, the JSC’s decisions as to whether or not to permit Biodesix to provide any such development and/or supply shall be based on the JSC’s determination of whether or not such development and/or supply by Biodesix would be consistent with optimizing the value of Ficlatuzumab; and

(d) AVEO will notify Biodesix of any amendments to the AVEO Third-Party Agreements, including any amendments entered into after delivery of an Opt-Out Notice by AVEO.

ARTICLE IV - LICENSING AND LICENSE REVENUE SHARING

4.1. General. If either Party receives any communication from a Third-Party that inquires about licensing rights to Ficlatuzumab, the receiving Party shall promptly notify the other Party. Subject to the approval of the JSC, the Parties may determine to license rights to one or more Third Parties for the Development and/or Commercialization of Ficlatuzumab in one or more countries, provided that, if a Party has Opted-Out pursuant to Section 3.5(c), the other Party shall have sole decision-making authority over any such licensing of Development and/or Commercialization rights. Provided that AVEO has not exercised its Opt-Out right, AVEO shall lead and control the negotiations of any agreement with any Licensee and keep Biodesix reasonably informed as to the status thereof. In the event AVEO has exercised its Opt-Out, Biodesix will lead and control the negotiations of any agreement with any Licensee and keep AVEO reasonably informed as to the status thereof. Each such license must be pursuant to a written agreement with AVEO or Biodesix, as the case may be, which written agreement shall be expressly approved by the JSC (except during the Opt-Out Phase), and the other Party shall grant such rights and licenses as may be reasonably necessary to enable the contracting Party to enter into such license agreement. Each Party shall provide to the other Party a copy of any such written agreement it may enter into, provided that such copy shall constitute the Confidential Information of the providing Party.

4.2. Scope. The parties acknowledge that research agreements, clinical study agreements, investigator initiated studies, service agreements, manufacturing agreements, distribution agreements, promotion agreements and the like may contain a limited express or implied license to perform the research, study, services or other activities that are the subject of said agreement. If the counterparty to any such agreement does not receive the right to Develop and/or Commercialize Ficlatuzumab other than as a service provider or distributor for or on behalf of a Party, then (i) such agreement does not constitute a license agreement for which JSC approval is required under Section 4.1 and (ii) amounts received in connection with such agreement do not constitute License Income hereunder.

4.3. License Income.

(a) During the Profit Sharing Phase, AVEO shall remit to Biodesix fifty percent (50%) of all License Income accruing to AVEO during such time period (i.e., the ‘Profit Share’ phase).

EXECUTION VERSION

(b) For such time period after Biodesix exercises its Opt-Out (if any), AVEO shall remit to Biodesix twenty-five percent (25%) of License Income accruing to AVEO during such time period.

(c) For such time period after AVEO exercises its Opt-Out (if any), Biodesix shall remit to AVEO twenty-five percent (25%) of all License Income accruing to Biodesix during such time period.

ARTICLE V - PAYMENTS

5.1. Development Costs. AVEO shall invoice Biodesix monthly while Development is ongoing for amounts incurred pursuant to the Development Plan for which Biodesix is responsible pursuant to Sections 3.3 and 3.5, which invoices will provide reasonable detail with respect to each expense listed thereon. Provided such amounts are authorized by the Development Plan, Biodesix will make payment of the same within [***] days of receipt of the invoice. If Biodesix incurs Additional Development Costs with the approval of the JSC as set forth in Section 3.5, such invoicing and payments pursuant to this Section 5.1 shall account for such Additional Development Costs so that the Parties bear such costs as set forth in Section 3.5.

5.2. License Income. All amounts due from one Party to the other Party under Article IV shall be due and payable on a Calendar Quarterly Basis, with each payment encompassing amounts due associated with License Income actually received by the paying Party during such Calendar Quarter. Within [***] days of the end of each Calendar Quarter, each Party which received License Income during such Calendar Quarter shall send a written report to the other Party setting forth the amount of License Income received and the corresponding payment amount due to the other Party under Article IV. The Party to receive such payment amount shall invoice the other Party based on such report.

5.3. Payment Terms. Except as otherwise provided in Section 5.1, all payments to be made by one Party to the other Party shall be made within thirty (30) days of the invoice date. All payments shall be in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at the paying Party’s election, to a bank account designated by the payee Party. All payments shall be made in U.S. dollars. No terms or conditions on any report, invoice or similar document which would be in addition to or in conflict with any terms and conditions of this Agreement shall be of any force or effect.

5.4. Late Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Article V, interest shall accrue on the past due amount as follows:

(a) for amounts [***] or fewer days past due, the rate applied shall be the [***] U.S. dollar LIBOR rate effective for the date that payment was due (as published in The Wall Street Journal), computed for the actual number of days the payment was past due; and

(b) for amounts greater than [***] days past due, the rate applied shall be the [***] U.S. dollar LIBOR rate effective for the date that payment was due (as published in The Wall Street Journal) plus [***] per annum, computed for the actual number of days the payment was past due.

EXECUTION VERSION

5.5. Books and Records; Audit Rights. Each Party shall keep complete and accurate records of the License Income accruing to and received by such Party, and AVEO shall keep complete and accurate records of Development Costs incurred which are subject to reimbursement by Biodesix under Sections 3.3 and 3.5. Additionally, AVEO shall provide Biodesix with a monthly report detailing the percentage of time dedicated in such month to this co-development project by AVEO personnel, other than members of the JSC, the identify of such persons, the annual salary of such persons, and a reasonably detailed description of the work performed by such persons within the applicable month. Each Party shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by such Party (the “auditing Party”) and reasonably acceptable to the other Party (the “audited Party”), review any such records of the audited Party in the location(s) where such records are maintained by the audited Party upon reasonable notice (which shall be no less than fourteen (14) days’ prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the twelve (12) month period preceding the date of the request for review; provided that, if the audit determines an overpayment, in the case of Development Costs, or an underpayment, in the case of License Income, of greater than [***], the auditing party may elect to audit the payments made during the twenty four (24) months preceding the date of the request for review. The audited Party shall receive a copy of each such report concurrently with receipt by the auditing Party. Should such inspection lead to the discovery of a discrepancy to the auditing Party’s detriment, the audited Party shall pay within [***] Business Days after its receipt from the accounting firm of the certificate of the amount of the discrepancy. The auditing Party shall pay the full cost of the review unless the overpayment, in the case of Development Costs, or the underpayment, in the case of License Income, is greater than [***] of the amount due for the applicable period, in which case the audited Party shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment by the audited Party revealed by an examination shall be paid by the auditing Party within thirty (30) days.

5.6. Taxes. Each payee Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the paying Party will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the payee Party within thirty (30) days after receipt of confirmation of payment from the relevant taxing authority. The paying Party will reasonably cooperate with the payee Party to obtain the benefit of any applicable tax law or treaty, including the pursuit of any refund or credit of such tax to the payee Party.

ARTICLE VI - NEGOTIATION OF DEFINITIVE FICLATUZUMAB CO-COMMERCIALIZATION AGREEMENT

6.1. Negotiation of Definitive Commercialization Agreement. The Parties shall, upon either receipt of positive results from the NSCLC POC Trial (i.e., results that the JSC determines will support the commencement of Phase 3 Clinical Trials of Ficlatuzumab or mutual agreement by the Parties to proceed with a Phase 3 Clinical Trial of Ficlatuzumab), commence negotiations in good faith on the definitive Commercialization Agreement. If the Parties have not reached agreement on all substantive terms of a final form of the Commercialization Agreement within [***] days of such receipt or such mutual agreement, the Parties will meet in person with the aim of finalizing remaining open issues. If the Parties have not fully reached

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agreement on and executed the final form of definitive agreement within [***] days of such receipt or such mutual agreement, the remaining open issues will be escalated to the Chief Executive Officers of each Party for joint resolution. The Chief Executive Officers shall meet in person to resolve all remaining issues and to agree on such final form o definitive agreement within [***] days of such receipt. Both Parties are obliged to conduct the negotiations of the Commercialization Agreement in good faith and with reasonable diligence. Subject to Section 6.2 below, until such time as the Parties agree on and execute the final Commercialization Agreement, the Parties recognize that each Party shall have the right to reasonably negotiate the terms and conditions thereof, including reasonable qualifications regarding terms and conditions outlined in Exhibit B, and no proposal by a Party to reasonably qualify the terms and conditions outlined in Exhibit B shall be deemed a breach of this Agreement or any obligation created hereby.

6.2. Definitive Term. The Parties acknowledge that certain details relating to the calculation of profits and losses associated with the Commercialization of Ficlatuzumab in connection with VeriStrat must be mutually agreed upon in order to effectuate the following terms and conditions; however, the Parties hereby agree that the following term shall be included in the Commercial Agreement: During the Profit Sharing Phase, AVEO and Biodesix shall share the profits and losses resulting from Commercialization of Ficlatuzumab by AVEO and Biodesix worldwide on a 50/50 basis. In addition, the Parties hereby agree that the reimbursement and payment obligations provided for in Section 7.4(a) shall be included in the Commercialization Agreement.

ARTICLE VII - VERISTRAT DEVELOPMENT AND COMMERCIALIZATION

7.1. VeriStrat Development. Prior to the Effective Date, Biodesix commenced a Development program for VeriStrat, and following the Effective Date Biodesix shall use Commercially Reasonable Efforts to continue to Develop VeriStrat in connection with Ficlatuzumab pursuant to Development plans approved by the JSC (such plans, collectively the “VeriStrat Development Plan”), as such VeriStrat Development Plan may be amended by the JSC from time to time. An initial VeriStrat Development Plan is attached hereto as Exhibit E Biodesix will use Commercially Reasonable Efforts to complete its obligations under the VeriStrat Development Plan within the timeframes specified in the VeriStrat Development Plan. Biodesix will promptly inform AVEO in the event that it anticipates or experiences a delay in the completion of any such obligations. Biodesix shall be responsible for any delay or failure by it (or its Affiliates) to timely complete its obligations under the VeriStrat Development Plan, except to the extent that (a) such failure or delay is caused by a delay or failure of performance by AVEO or a contract manufacturer, or (b) as may otherwise be mutually agreed in writing by the Parties.

7.2. Modifications to VeriStrat Development Plan. The Parties acknowledge that the initial Development Plan does not set forth all material activities, timelines, obligations and specifications necessary for the execution of the VeriStrat Development Plan, and further acknowledge that requests from Regulatory Authorities may necessitate modifications to the VeriStrat Development Plan. The Parties agree that, as soon as practicable following the Effective Date, the initial VeriStrat Development Plan will be modified and made more comprehensive pursuant to approval by the JSC, with the understanding that the VeriStrat Development Plan shall meet the applicable regulatory criteria as required by the Regulatory Authorities for approval of

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an IVD in the US e.g., FDA Drug and BLA requirements /CDx IVD requirements) and in the other Major Markets. Thereafter, as may be necessary from time-to-time, whether due to Regulatory Authority requests or otherwise, the JSC shall review proposed revisions to the VeriStrat Development Plan. If the JSC approves such revisions, then the JSC shall revise the VeriStrat Development Plan accordingly without need for amending this Agreement. The Parties shall not unreasonably withhold their consent to appropriate VeriStrat Development Plan revisions. The revised VeriStrat Development Plan shall thereafter be the VeriStrat Development Plan for all purposes of this Agreement.

7.3. Regulatory. Biodesix shall use Commercially Reasonable Efforts to obtain Regulatory Approval for VeriStrat as a Companion Diagnostic for Ficlatuzumab in each of the Major Market jurisdictions, in each case on a timeline that is consistent with the timeline for Regulatory Approval for Ficlatuzumab in such jurisdiction.

7.4. Use of VeriStrat. Biodesix shall perform testing of Clinical Specimens using VeriStrat as needed for the conduct of the Development Plan at no charge, provided that, upon Regulatory Approval of Ficlatuzumab in any jurisdiction for which Biodesix has not obtained third-party payor reimbursement from the primary reimbursement authority in the applicable jurisdiction, and subject to the entry by the Parties into the Commercialization Agreement, AVEO shall (provided in each case that Biodesix has not received payment from or on behalf of the patient) reimburse Biodesix for each VeriStrat test performed in such jurisdiction for purposes of screening a patient for potential commercial use of Ficlatuzumab as follows:

(a) AVEO shall provide reimbursement in the amount of: (i) [***] of the VeriStrat Cost of Goods if Biodesix has not submitted an application to the primary reimbursement authority in such jurisdiction, provided that, in no case shall such reimbursement obligation exceed [***] per test; or (ii) [***] per test if Biodesix has submitted such an application but has not obtained any such reimbursement approval, in either case such obligation to reimburse Biodesix not to exceed a period of [***] years from First Commercial Sale in such jurisdiction, provided that the Parties will use Commercially Reasonable Efforts to modify such reimbursement structure, in all cases in a manner that is fully consistent with all applicable laws and regulations, on a jurisdiction by jurisdiction basis as and to the extent needed to comply with the regulatory requirements of such jurisdiction while continuing to compensate Biodesix for its commercial performance of VeriStrat consistent with the amount set forth herein. Biodesix shall invoice AVEO the foregoing amounts on a calendar quarter basis for the VeriStrat tests performed during each such calendar quarter then ended. AVEO shall remit payment for each such invoice within [***] days of receipt.

(b) The mechanism for tracking the number of VeriStrat tests performed in any jurisdiction for purposes of screening patients for potential commercial use of Ficlatuzumab and payment by AVEO to Biodesix therefor, as mutually agreed upon by the Parties, shall be included in the Commercialization Agreement, where such mechanism may include: (i) information from VeriStrat order forms specifying the intention to test for the purpose of assessing Ficlatuzumab treatment candidacy, (ii) third party sources tracking Ficlatuzumab prescriptions such as IMS Health, and (iii) appropriate assumptions regarding the ratio of VeriStrat testing and Ficlatuzumab prescriptions, provided that any such mechanism shall in each case be determined so as to fully comply with applicable laws and regulations and the regulatory requirements of such jurisdiction while continuing to compensate for the commercial performance of VeriStrat consistent with the amount set forth herein.

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(c) The Commercialization Agreement shall also include a periodic right for each Party to audit the other to ensure the accuracy of such tracking mechanism. If the Parties disagree regarding such number for any jurisdiction, then the Parties shall engage a qualified independent third party to determine the number of VeriStrat tests performed in such jurisdiction for purposes of screening patients for potential use of Ficlatuzumab during the time period that is the subject of the disagreement.

ARTICLE VIII - LICENSE GRANTS; RIGHT OF FIRST NEGOTIATION

8.1. Grants of Rights — Intellectual Property.

(a) AVEO hereby grants to Biodesix a perpetual, non-exclusive, non-transferable (except in connection with a permitted assignment of this Agreement), royalty-free license (i) under AVEO Intellectual Property and AVEO’s rights in Joint Inventions and Joint Patent Rights, to Develop, Manufacture and Commercialize VeriStrat and (ii) under AVEO Intellectual Property arising in the course of this Agreement and AVEO’s rights in Joint Inventions and Joint Patent Rights, to Develop, Manufacture and Commercialize IVD devices other than VeriStrat. Such license shall, subject to Article IV, include the right to grant sublicenses.

(b) Biodesix hereby grants to AVEO a perpetual, non-exclusive, nontransferable (except in connection with a permitted assignment of this Agreement), royalty-free license (i) under Biodesix Intellectual Property and Biodesix’s rights in Joint Inventions and Joint Patent Rights, to Develop, Manufacture and Commercialize Ficlatuzumab and (ii) under Biodesix Intellectual Property arising in the course of this Agreement and Biodesix’s rights in Joint Inventions and Joint Patent Rights, subject to Biodesix’s rights and AVEO’s obligations under Sections 3.7 and 8.5, to Develop, Manufacture and Commercialize IVD devices for use in connection with Ficlatuzumab. Such license shall, subject to Article IV, include the right to grant sublicenses.

(c) Existing Third Party Agreements. The license granted by AVEO to Biodesix in this Section 8.1 is subject to the terms and conditions of the AVEO Third Party Agreements expressly referenced on Schedule 8.1(c). Except for the terms and conditions expressly referenced on Schedule 8.1(c), the AVEO Third Party Agreements do not, in any material respect, affect the license granted by AVEO to Biodesix in this Section 8.1.

8.2. Grant of Rights – Data.

(a) AVEO agrees to grant and hereby grants to Biodesix a perpetual, non-exclusive, non-transferable (except in connection with a permitted assignment of this Agreement), royalty-free license to (i) use the Clinical Data generated prior to any Opt-Out by Biodesix and (ii) make reference to such Clinical Data in obtaining any Regulatory Approval, in the case of both (i) and (ii) in conformity with Biodesix’s rights and obligations under this Agreement, and in furtherance of Development, Manufacture and Commercialization of VeriStrat (“Clinical Data License”). Such license shall, subject to Article IV, include the right to grant sublicenses in connection with Biodesix’s licensing of VeriStrat, provided that Biodesix shall not practice such

EXECUTION VERSION

license or grant sublicenses thereunder in order to develop, or assist or permit any Affiliate or Third Party to develop, a Companion Diagnostic for any therapeutic product that inhibits HGF or c-Met signaling; provided further, however, that AVEO acknowledges and agrees that Biodesix’s commercial sale of Biodesix’s products in the ordinary course shall not be considered a violation of the restriction set forth in the immediately preceding proviso. AVEO acknowledges and agrees that, although such license is non-exclusive, AVEO’s rights to use and reference Clinical Data to develop ND devices for use in connection with Ficlatuzumab remain subject to Sections 3.7 and 8.5.

(b) AVEO agrees to grant and hereby grants to Biodesix a perpetual, non-exclusive, non-transferable (except in connection with a permitted assignment of this Agreement), royalty-free license to the Biomarker Data generated prior to any Opt-Out by Biodesix, including the right to grant sublicenses in connection with Biodesix’s licensing of its products (“Biomarker Data License”). The Biomarker Data License shall grant Biodesix the right to reference such Biomarker Data in obtaining any Regulatory Approval in conformity with Biodesix’s rights and obligations under this Agreement and in furtherance of Development, Manufacture and Commercialization of VeriStrat or any other in vitro diagnostic assay, including any tissue-based assay and any serum-based assays.

(c) Biodesix hereby grants to AVEO a perpetual (subject to Section 3.6(b)), non-exclusive, non-transferable (except in connection with a permitted assignment of this Agreement), royalty-free license to use and reference Diagnostic Data generated prior to any Opt-Out by AVEO in obtaining any Regulatory Approval in conformity with AVEO’s rights and obligations under this Agreement and to Develop, Manufacture and Commercialize Ficlatuzumab and, subject to Biodesix’s rights and AVEO’s obligations under Sections 3.7 and 8.5, including, subject to Article IV, the right to grant sublicenses in connection with AVEO’s licensing of Ficlatuzumab (“Diagnostic Data License”).

8.3. Rights Retained by the Parties. Any rights of AVEO or Biodesix, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.

8.4. Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement, including under Section 8.1, are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code). Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction.

8.5. Option and Right of First Refusal. In the event of an Opt-Out elected by Biodesix, AVEO agrees to grant and hereby grants to Biodesix an exclusive first option to negotiate in good faith with AVEO a development and commercialization agreement relating to any serum-based, mass spectrometry assay that AVEO may be interested in developing and commercializing in connection with Ficlatuzumab (“Option”). The Option shall automatically vest upon the effective date of the Opt-Out. The period of any such Option shall commence upon receipt of an appropriate written communication from AVEO to Biodesix, up to and through [***] from the date of such receipt (“Option Period”), where the written request shall set forth AVEO’s desire to negotiate a definitive development and commercialization agreement in connection with such

EXECUTION VERSION

serum-based mass spectrometry assay. In the event that the Parties, after negotiating in good faith, do not agree on terms for an agreement within the Options Period, AVEO shall be free to negotiate an agreement with any Third Party, provided however that AVEO agrees to grant and hereby grants to Biodesix a first right of refusal for any such subsequent license offered to any such Third Party (“ROFR”), but prior to execution of any such license with such Third Party; wherein the ROFR shall first permit Biodesix to review and, if desired, execute a license with terms at least as favorable as those being offered to said Third Party. The period of such ROFR shall commence on the expiration of the Option Period and continue through a term of [***] thereafter (“ROFR Period”).

ARTICLE IX - INTELLECTUAL PROPERTY

9.1. Ownership of Inventions.

(a) Existing Inventions. AVEO shall retain ownership of all AVEO Intellectual Property owned by AVEO as of the Effective Date or as arising outside of this Agreement. Biodesix shall retain ownership of all Biodesix Intellectual Property owned by Biodesix as of the Effective Date or as arising outside of this Agreement.

(b) Inventions. Ownership of inventions arising during the course of this Agreement shall be set forth as “Sole” and “Joint” as follows: (i) Any and all inventions, discoveries, and observations, as relating to Ficlatuzumab as generated by either Party or jointly by both Parties in the course of this Agreement, but excluding VeriStrat shall be an “AVEO Sole Invention”; and (ii) any and all inventions, discoveries, and observations, as related to VeriStrat generated by either Party or jointly by both Parties in the course of this Agreement, but excluding Ficlatuzamab shall be a “Biodesix Sole Invention.” Any and all inventions, discoveries, and observations generated by either Party or jointly by both Parties in the course of this Agreement (i) during the Profit Sharing Phase that are not an AVEO Sole Invention or a Biodesix Sole Invention shall be a “Joint Invention” as to which each Party shall have an unrestricted right to use and license the Joint Invention without obtaining consent from, or accounting to, the other Party, unless otherwise determined by the JSC, which may allocate rights to such Joint Inventions in the commercial furtherance of both Ficlatuzumab and VeriStrat equally rather than in the interests of Ficlatuzumab alone and (ii) during the Opt-Out Phase that are not an AVEO Sole Invention or a Biodesix Sole Invention shall be owned by the respective Parties in accordance with, and the respective Parties’ rights thereto shall be governed by, applicable United States patent laws and laws governing inventorship.

(c) Assignment. Biodesix agrees to assign and hereby does assign to AVEO all right, title and interest in and to AVEO Sole Inventions and resulting Patent Rights (i.e., AVEO Patent Rights). AVEO agrees to assign and hereby does assign to Biodesix all right, title and interest in and to Biodesix Sole Inventions and resulting Patent Rights (i.e., Biodesix Patent Rights). Each Party agrees to assign and hereby does assign to the other Party an undivided fifty percent (50%) ownership interest in and to Joint Inventions and Joint Patent Rights.

EXECUTION VERSION

(d) Further Assurances. Each Party making an assignment under Section 9.1(c) above (the “assignor”) agrees to assist the other Party (the “assignee”), or its designee, at the assignee’s expense, in every proper way to secure all rights in the inventions assigned as specified under Section 9.1(c), and any resulting Patent Rights or other intellectual property rights as applicable in any and all countries, including the disclosure to assignee of all pertinent patent-related information and data, execution of all applications, specifications, oaths, assignments and all other instruments which the assignee may deem reasonably necessary in order to apply for and obtain such rights and in order to assign and convey to the assignee, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such inventions, and any resulting Patent Rights or other intellectual property rights relating thereto. Assignor hereby irrevocably designates and appoints assignee, and its duly authorized officers and agents, as assignor’s agent and attorney in fact, to act for and in assignor’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of resulting Patent Rights or such other registrations with the same legal force and effect as if executed by the assignor, should assignor be unavailable for any reason to execute its obligations as defined in Section 9.1(c) above and this present Section 9.1(d).

9.2. Ownership of Data; Ownership and License to Clinical Specimens.

(a) As between the Parties, AVEO shall solely own all Clinical Data and Biomarker Data, and Biodesix agrees to assign and hereby does assign all right, title and interest in and to such Clinical Data to AVEO; provided that, Clinical Data and Biomarker Data generated by the Parties following an Opt-Out by AVEO shall be owned by Biodesix.

(b) As between the Parties, Biodesix shall solely own all Diagnostic Data and AVEO agrees to assign and hereby does assign all right, title and interest in and to Diagnostic Data to Biodesix.

(c) AVEO shall solely own all Clinical Specimens, and hereby grants to Biodesix a limited, non-exclusive right to use the Clinical Specimens for the purpose of Development and Commercialization of VeriStrat or any other in vitro diagnostic assay, but such ownership and license rights shall be subject to the Parties’ rights and obligations with respect to any Clinical Data and Biomarker Data derived from such Clinical Specimens, as set forth in Sections 8.2 and 9.2(a). Notwithstanding the Parties’ respective ownership and license rights as to the Clinical Specimens, each Party’s use of the Clinical Specimens during the Profit-Sharing Phase shall be subject to the prior approval of the JSC, such approval not to be unreasonably withheld, and at all times shall be subject to the terms of the applicable patient informed consents.

9.3. Prosecution and Maintenance of Patent Rights.

(a) Prosecution and Maintenance of Solely Owned Patent Rights. Each Party shall have the sole right, but not the obligation, to file for, prosecute, maintain and defend any and all Patent Rights solely owned by such Party; provided, however, that if either Party decides to discontinue prosecution or maintenance, or elects not to defend any Patents Rights solely owned by such Party pursuant to Section 9.1(b), then the other Party shall have the option to continue to prosecute, maintain or defend the Patent Rights. Neither Party shall effect discontinued prosecution or maintenance of any Patent Rights solely owned by such Party pursuant to Section 9.1(b) without at least [***] days’ prior written notice to the other Party.

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(b) Prosecution and Maintenance of Jointly Owned Patents. Subject to modification by the JSC, each Party shall be jointly responsible for obtaining, prosecuting and/or maintaining Joint Patent Rights, in appropriate countries in the Territory, including any country as reasonably requested by either Party. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights shall be borne fifty percent (50%) by Biodesix and fifty percent (50%) by AVEO. Each Party shall keep the other informed of the status of all pending Joint Patent Rights. Neither Party shall effect discontinued prosecution or maintenance of any Joint Patent Right without at least [***] days’ prior notice to the other Party. If either Party elects to discontinue paying its share of the costs and expenses of prosecution or maintenance of any Joint Patent Rights, the other Party shall have the option to continue to prosecute and maintain such Joint Patent Rights at its own cost and expense.

9.4. Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the AVEO Patent Rights relating to Ficlatuzumab, Biodesix Patent Rights relating to VeriStrat in connection with Ficlatuzumab or Joint Patent Rights, or (ii) unauthorized use or misappropriation of any of the AVEO Know-How relating to Ficlatuzumab, Biodesix Know-How relating to Veristrat in connection with Ficlatuzumab, or Know-How in Joint Inventions of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use.

(b) Enforcement of Patent Rights. Each Party shall have the sole right, but not the obligation, to take action to obtain a discontinuance of infringement or misappropriation or bring suit against a Third Party infringer or misappropriator of any of Patent Rights or Know-How solely owned by such Party; provided, however, that if either Party decides not to take such action or bring suit against a Third Party infringer or misappropriator of any Patents Rights or Know-How solely owned by such Party pursuant to Section 9.1(b), and such infringement or misappropriation is competitive as to Ficlatuzumab or VeriStrat in connection with Ficlatuzumab, then, subject to the terms of the AVEO Third Party Agreements, the other Party shall have the option to take such action or bring such suit with respect to the Patent Rights or Know-How.

Each Party shall bear its own expense of any suit it brings or is brought against it in relation to any Solely owned Patent Right or Know-How pursuant to this Section 9.4(b). Each Party will reasonably cooperate with the other, at its expense, and shall have the right to consult with, and to participate in and be represented by, independent counsel in such litigation at its own expense. Any recoveries obtained by either Party as a result of any such proceedings shall be allocated as follows: (A) such recovery shall first be used to reimburse each Party for all reasonable attorney fees and other litigation costs actually incurred in connection with such litigation by that Party, and (B) any remainder shall be allocated [***] to the enforcing Party and [***] to the non-enforcing Party.

(c) Enforcement of Joint Patent Rights. Enforcement of any Joint Patent Rights will be as determined by the JSC or by mutual agreement of the Parties, but with the intent of optimizing the value of Ficlatuzumab and VeriStrat in connection with Ficlatuzumab, considered equally, or as otherwise mutually agreed upon by the Parties.

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9.5. Patent Invalidity Claim.

(a) Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a Joint Patent Right or an AVEO Patent Right claiming Ficlatuzumab, of which it becomes aware, including any opposition, nullity, revocation, reexamination or compulsory license proceeding.

(b) AVEO shall have the first right, but not the obligation, to defend against any such action involving a Joint Patent Right or an AVEO Patent Right in connection with Ficlatuzumab. If AVEO does not defend against any such action involving such Joint Patent Right or AVEO Patent Right owned by AVEO pursuant to Section 9.1(b), then Biodesix shall have the right, but not the obligation, to defend such action. Biodesix shall have the sole right, but not the obligation, to defend against any such action involving a Biodesix Patent Right.

(c) Each non-defending Party agrees to cooperate reasonably with the defending Party, at the request of the defending Party, in connection with such defense of a Joint Patent Right or an AVEO Patent Right in connection with Ficlatuzumab, including by joining in any such action. The out-of-pocket costs and expenses incurred in connection with such defense and cooperation shall be borne [***] by Biodesix and [***] by AVEO, regardless of which Party controls such defense.

9.6. Trademarks.

(a) Biodesix shall have sole and exclusive control of branding and trademark rights with respect to VeriStrat, subject to any co-promotion and cobranding activities of Ficlatuzumab and Veristrat in connection with Ficlatuzumab as determined by the JSC.

(b) AVEO shall have sole and exclusive control of branding and trademark rights with respect to Ficlatuzumab, subject to any co-promotion and cobranding activities of Ficlatuzumab and Veristrat in connection with Ficlatuzumab as determined by the JSC.

ARTICLE X - CONFIDENTIAL INFORMATION

10.1. Treatment of Confidential Information. During the Term and for [***] years thereafter, each Party shall maintain Confidential Information (as defined in Section 10.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, licensees, partners, Affiliates and advisors (collectively, “Agents”) under obligations of confidentiality) or use it for any purpose other than in connection with the conduct of the Development Plan or otherwise in furtherance of this Agreement, and each Party shall exercise reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which reasonable efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information. Each Party will be responsible for a breach of this Article X by its Agents. For clarity, each Party may disclose Confidential Information of the other Party (a) to Regulatory Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for Ficlatuzumab or VeriStrat within the Territory and (ii) in order to respond to inquiries, requests or investigations by Regulatory Authorities; (b) to outside consultants, scientific advisory boards, managed care organizations, and

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non-clinical and clinical investigators to the extent necessary to conduct the Development Plan; and (c) to the extent desirable to obtain Patent Rights to protect, or to Develop or Commercialize Ficlatuzumab or VeriStrat; provided that such Party shall obtain the same confidentiality obligations from such Third Parties as and to the extent it obtains such obligations with respect to its own similar types of confidential information.

10.2. Confidential Information. “Confidential Information” means all trade secrets or other information, data or materials, patentable or otherwise, of a Party (i) which is disclosed by or on behalf of such Party to the other Party pursuant to this Agreement, the MTA or the MCA, or (ii) which is developed or generated during the course of this Agreement and that is owned by such Party or such Party otherwise has an interest in pursuant to this Agreement or the MTA, including biological or chemical substances, formulations, techniques, methodology, equipment, data, reports, Know-How, sources of supply, patent positioning and business plans, including any negative developments. Disclosures of Confidential Information may be made by written, graphic, oral or electronic means, or in any other form. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by Third Parties without any violation of any obligation to the other Party;

(b) either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

(c) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the receiving Party.

10.3. Publication Rights. Each Party agrees that it shall not, and shall cause its Affiliates and its and their Affiliates’ employees, consultants, contractors, licensees and agents not to, publish or publicly present any results of any preclinical or clinical studies with respect to Ficlatuzumab or VeriStrat in connection with Ficlatuzumab without the prior written consent of the other Party (which shall not be unreasonably withheld), except as may be required by applicable Law or legal proceedings. Each Party acknowledges that the other Party has an interest in the publication of studies related to Ficlatuzumab and VeriStrat in connection with Ficlatuzumab, and agrees that the JSC will be responsible for determining which publications of this nature can occur without prejudice to the interests of the other Party. Subject to the foregoing, each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover Ficlatuzumab or VeriStrat in connection with Ficlatuzumab at least [***] days prior to the submission of such proposed abstract, manuscript or summary for publication or presentation. The receiving Party shall designate a Person who shall be responsible for reviewing and approving such publications or presentations. The non-publishing Party shall have the right to reasonably require removal of its Confidential Information from such publications or presentations. In addition, the publishing Party shall delay any publication for a period of up to [***] days at the request of the other Party where such delay is reasonably necessary in relation to a patent filing by the other Party. Such designated

EXECUTION VERSION

Person shall respond promptly and in no event later than [***] days after receipt of the proposed material. With respect to any proposed abstracts, manuscripts or summaries for publication or presentation by investigators or other Third Parties, such materials shall be subject to review under the principles of this Section 10.3 to the extent reasonably practicable. Nothing in this Article X shall be construed to limit the right of Biodesix’s or AVEO’s clinical investigators to publish the results of their own studies, provided that the Parties shall endeavor to obtain customary review rights in their agreements with clinical investigators and/or their institutions. In the event a Party exercises its Opt-Out right, (i) the obligations in this Section 10.3 shall continue to apply to any publication or presentation by AVEO with respect to Biodesix Intellectual Property or VeriStrat, (ii) either Party shall provide at least [***] days prior written notice of any publication or presentation by such Party of any Clinical Data, Diagnostic Data or Biomarker Data generated prior to the exercise of such Opt-Out, and (iii) the obligations in this Section 10.3 shall no longer apply to other publications or presentations.

10.4. Required Disclosure. To the extent the receiving Party is required to disclose Confidential Information of the disclosing Party in order to comply with applicable Laws or legal process or to comply with governmental regulations or the regulations or requirements of any stock exchange, such disclosure shall not constitute a breach of this Article X, provided that the receiving Party promptly provides prior notice of such disclosure to the other Party and uses reasonable efforts to avoid or minimize the degree of such disclosure.

10.5. Disclosure of Agreement. Neither Party shall disclose the terms and conditions of this Agreement except: (i) as set forth under Sections 10.4 or 15.7; or (ii) under a duty of confidentiality to actual or prospective Licensees, collaborators, investors, sources of capital, acquirers, attorneys and financial advisors of such Party.

ARTICLE XI - REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1. AVEO’s Representations. AVEO hereby represents and warrants as of the Effective Date as follows:

(a) AVEO has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of AVEO. AVEO has taken all other action required by applicable Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the continued Development of Ficlatuzumab) performance. Assuming due authorization, execution and delivery on the part of Biodesix, this Agreement constitutes a legal, valid and binding obligation of AVEO, enforceable against AVEO in accordance with its terms.

(b) The execution and delivery of this Agreement by AVEO and the performance by AVEO contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to AVEO’s obligations under the Development Plan) any United States Law or, to AVEO’s knowledge, any Law outside the United States.

EXECUTION VERSION

(c) Neither the execution and delivery of this Agreement nor the performance hereof by AVEO requires AVEO to obtain any permit, authorization or consent from any Regulatory Authority (subject to obtaining all necessary governmental approvals with respect to the Development Program activities) or from any other Person, and such execution, delivery and performance by AVEO will not result in the breach of or give rise to any encumbrance, termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which AVEO may be a party that relates to Ficlatuzumab or the AVEO Intellectual Property Rights, except any that would not, individually or in the aggregate, reasonably be expected to adversely affect Biodesix’s rights under this Agreement or the ability of AVEO to perform its obligations under this Agreement.

(d) AVEO represents that neither AVEO nor, to AVEO’s knowledge, any Person controlling (as such term is used in Section 1.1 above) AVEO has ever been convicted of a criminal offense, assessed civil monetary penalties pursuant to the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, or excluded from the Medicare program or any state healthcare program. AVEO further represents that neither AVEO nor, to AVEOs knowledge, any Person controlling (as such term is used in Section 1.1 above) AVEO is subject to an action or investigation that could lead to the conviction of a criminal offense, the assessment of civil monetary penalties pursuant to the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, or exclusion from the Medicare program or any state healthcare program. AVEO shall notify Biodesix within [***] days if an action or investigation results in such a conviction, assessment or exclusion. In the event that AVEO becomes excluded during the Term of the Agreement, Biodesix shall be entitled to terminate the Agreement effective immediately.

(e) It is not contemplated that Biodesix will transmit to AVEO any Personal Data. However, to the extent that Personal Data can be identified from any transmitted data, participation in the Development Plan or otherwise, AVEO shall hold in confidence all Personal Data except as required or permitted under this Agreement, or to the extent necessary to be disclosed to Regulatory Authorities as part of the review process. In addition, AVEO shall comply with all applicable Laws with respect to the collection, use, storage, and disclosure of any Personal Data, including the U.S. Health Insurance Portability and Accountability Act (HIPAA), as amended, and the regulations promulgated thereunder, to the extent such Personal Data consists of Protected Health Information (PHI) as defined in HIPAA. AVEO agrees to use commercially reasonable efforts to ensure that all appropriate technical and organization measures are taken to protect Personal Data, including PHI, against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including implementation and enforcement of administrative, technical, and physical security policies and procedures applicable to Personal Data and, to the extent applicable, PHI.

(f) AVEO possesses all rights in the Existing Supply of Ficlatuzumab necessary to transfer the Existing Supply of Ficlatuzumab to Biodesix or Third Parties such that it will be free and clear of any and all liens, mortgages, charges, security interests, pledges or other encumbrances or adverse claims of any nature, whether arising by agreement, operation of law or otherwise (collectively, “Liens”) upon such transfer.

EXECUTION VERSION

(g) AVEO has performed reasonable diligence on its suppliers, and shall continue to perform such due diligence and negotiate appropriate terms with respect to quality with its suppliers as necessary to meet such quality standards as required by Regulatory Authorities, which quality requirements shall be further detailed in the Development Plan. AVEO shall not knowingly, and shall take commercially reasonable steps during the Term to ensure its suppliers shall not, provide any counterfeit, adulterated or misbranded Product; and shall immediately inform Biodesix following its receipt of any information which states that the integrity or legal status of any Product provided hereunder has been called into question by any retailer, wholesaler, or state or federal authority, or that any Product contributed to the Development hereunder is suspected of being counterfeit, stolen, adulterated, misbranded or otherwise an unlawful product and shall provide Biodesix with prompt written confirmation of any such event, including copies of any all documents related thereto.

(h) Except as disclosed by AVEO to Biodesix in writing, to AVEO’s knowledge, use of Ficlatuzumab in accordance with this Agreement shall not infringe upon any ownership rights of any Third Party or upon any patent, copyright, trademark, or other intellectual property or proprietary right or trade secret of any Third Party.

(i) [***]

(j) [***]

(k) Except as set forth on Schedule 11.1(k), the Development or Commercialization of Ficlatuzumab pursuant hereto shall not require payment to any counterparty to the AVEO Third Party Agreements or to any other agreement with a Third Party to which AVEO is a party relating to such counterparty’s Intellectual Property.

(l) The license of all AVEO Intellectual Property, Clinical Data and Biomarker Data, or the continued Development or Commercialization of Ficlatuzumab by Biodesix in the event of an Opt-Out by AVEO, does not and will not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, any contract to which AVEO is a party that relates to Ficlatuzumab. Except as set forth on Schedule 8.1(c), no contract to which AVEO is a party, including the AVEO Third Party Agreements, shall limit or otherwise impact, in any material respect, the scope of the rights granted by AVEO to Biodesix or the scope of the obligations owed by AVEO to Biodesix pursuant hereto.

(m) The prosecution, maintenance and enforcement of any and all AVEO Patent Rights solely owned by AVEO pursuant to Section 9.1(b) are not subject to the terms and conditions of any of the Third Party Agreements.

EXECUTION VERSION

11.2. Biodesix’s Representations. Biodesix hereby represents and warrants as of the Effective Date as follows:

(a) Biodesix has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Biodesix. Biodesix has taken all other action required by applicable Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the continued Development, Manufacture and Commercialization of VeriStrat) performance. Assuming due authorization, execution and delivery on the part of AVEO, this Agreement constitutes a legal, valid and binding obligation of Biodesix, enforceable against Biodesix in accordance with its terms.

(b) The execution and delivery of this Agreement by Biodesix and the performance by Biodesix contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to the continued Development, Manufacture and Commercialization of VeriStrat) any United States applicable Law or, to Biodesix’s knowledge, any applicable Law outside the United States.

(c) Neither the execution and delivery of this Agreement nor the performance hereof by Biodesix requires Biodesix to obtain any permit, authorization or consent from any Regulatory Authority (subject to obtaining all necessary governmental approvals with respect to the continued Development, Manufacture and Commercialization of VeriStrat) or from any other Person, and such execution, delivery and performance by Biodesix will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which Biodesix may be a party that relates to VeriStrat or the Biodesix Intellectual Property Rights, except any that would not, individually or in the aggregate, reasonably be expected to adversely affect AVEO’s rights under this Agreement or the ability of Biodesix to perform its obligations under this Agreement

(d) Biodesix represents that neither Biodesix nor, to Biodesix’ knowledge, any Person controlling (as such term is used in Section 1.1 above) Biodesix has ever been convicted of a criminal offense, assess civil monetary penalties pursuant to the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, or excluded from the Medicare program or any state healthcare program. Biodesix further represents that neither Biodesix nor, to Biodesix’ knowledge, any Person controlling (as such term is used in Section 1.1 above) Biodesix is subject to an action or investigation that could lead to the conviction of a criminal offense, the assessment of civil monetary penalties pursuant to the Civil Monetary Penalties Law, or exclusion from the Medicare program or any state healthcare program. Biodesix shall notify AVEO within [***] days if an action or investigation results in such a conviction, assessment or exclusion. In the event that Biodesix becomes excluded during the Term of the Agreement, AVEO shall be entitled to terminate the Agreement effective immediately.

11.3. Compliance. Each Party shall conduct, and shall use reasonable efforts to cause its contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted. Each Party agrees and certifies that the Agreement is not intended to generate referrals for services or supplies for which payment may be made in whole or in part under any federal, state or other governmental health care program.

EXECUTION VERSION

Each of AVEO and Biodesix (the “Declaring Party”) warrants and represents to the other Party that neither the Declaring Party nor any of the Declaring Party’s officers, directors, employees, agents, subcontractors or other representatives has performed or will perform during the Term of this Agreement any of the following acts in connection with this Agreement, any compensation paid or to be paid hereunder, any payment made or to be made hereunder, or any other transactions involving the business interests of either AVEO or Biodesix: offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any officer or employee of a public international organization (as designated under 22 U.S.C. § 288) or of any government or governmental instrumentality within the Territory, or of any agencies or subdivisions thereof, or to any political party or official thereof or to any candidate for political office for the purpose of (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such government or instrumentalities, (ii) inducing such person to use his influence with such government or instrumentalities to affect or influence any act or decision thereof or (iii) securing any improper advantage.

11.4. No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. IN PARTICULAR, BUT WITHOUT LIMITATION, AVEO MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER FICLATUZUMAB IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE XII - INDEMNIFICATION AND INSURANCE

12.1. Indemnification in Favor of AVEO. Biodesix shall indemnify, defend and hold harmless the AVEO Parties (as hereinafter defined) from and against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (“Losses”) incurred, suffered or sustained by any of the AVEO Parties or to which any of the AVEO Parties becomes subject, arising out of, relating to or resulting from any Third Party claim, action, suit, proceeding, liability or obligation (collectively, “Third Party Claims”) arising out of, relating to or resulting from:

(a) any breach of any representation, warranty, covenant or agreement made by Biodesix in this Agreement;

(b) any violation of applicable Law by Biodesix in connection with activities undertaken by Biodesix relating to Development Plan activities or the VeriStrat Development Plan;

EXECUTION VERSION

(c) the gross negligence or willful misconduct of any of the Biodesix Parties (as hereinafter defined) in connection with Biodesix’s performance of this Agreement; or

(d) the Development, Manufacture, use or Commercialization of VeriStrat in connection with Ficlatuzumab.

For purposes of this Article XII, “AVEO, Parties” means AVEO, its Affiliates and their respective licensors, agents, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 12.1 shall not apply to the extent that any Loss is the result of a breach of this Agreement by AVEO or, with respect to any indemnitee, the gross negligence or willful misconduct of such indemnitee.

12.2. Indemnification in Favor of Biodesix. AVEO shall indemnify, defend and hold harmless the Biodesix Parties from and against any and all Losses incurred, suffered or sustained by any of the Biodesix Parties or to which any of the Biodesix Parties becomes subject, arising out of, relating to or resulting from any Third Party Claim arising out of, relating to or resulting from:

(a) any breach of any representation, warranty, covenant or agreement made by AVEO in this Agreement;

(b) any violation of applicable Law by AVEO in connection with activities undertaken by AVEO relating to Development Plan activities or Ficlatuzumab;

(c) the gross negligence or willful misconduct of any of the AVEO Parties in connection with AVEO’s performance of its obligations under this Agreement; or

(d) the costs of defending any litigation regarding alleged infringement claims arising from the matters disclosed by AVEO to Biodesix in writing, it being agreed that (i) AVEO shall be responsible for all costs associated with litigating such alleged infringement claims, including defenses and counterclaims asserted against the Parties to such infringement suits, and shall indemnify Biodesix therefor and shall control the defense and settlement thereof, and (ii) in the event the resolution of such alleged infringement claims results in a settlement or a judgment awarding infringement damages to a Third Party plaintiff thereunder, Biodesix agrees to share the costs of such settlement or damages award, including the costs of any license resulting from such settlement or entered into in connection with the satisfaction of such damages award, with AVEO on an equal basis.

For purposes of this Article XII, “Biodesix Parties” means Biodesix, its Affiliates and their respective agents, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 12.2 shall not apply to the extent that any Loss is the result of a breach of this Agreement by Biodesix or, with respect to any indemnitee, the gross negligence or willful misconduct of such indemnitee.

EXECUTION VERSION

12.3. General Indemnification Procedures.

(a) A Person seeking indemnification pursuant to this Article XII (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the commencement or assertion of any Third Party Claim (which in no event includes any claim by any Biodesix Party or any AVEO Party) in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect to any indemnified matter as the Indemnifying Party may reasonably request, and shall not make any admission concerning any Third Party Claim, unless such admission is required by applicable Law or legal process, including in response to questions presented in depositions or interrogatories. Any admission made by the Indemnified Party or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such Third Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice). The Indemnifying Party shall assume and conduct the defense of such Third Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Subject to the initial and continuing satisfaction of the terms and conditions of this Article XII, the Indemnifying Party shall have full control of such Third Party Claim, including settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 12.3, the Indemnified Party may defend the Third Party Claim. If both Parties are Indemnifying Parties with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof Should the Indemnifying Parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Third Party Claim, both Indemnifying Parties shall be entitled to participate in such defense through counsel of their respective choosing.

(b) Any Indemnified Party or Indemnifying Party not managing the defense of a Third Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense. The Indemnifying Party managing the defense shall not be liable for any litigation cost or expense incurred, without its consent, by the Indemnified Party (or an Indemnifying Party not managing the defense) where the action or proceeding is under the control of such Indemnifying Party; provided, however, that if the Indemnifying Party managing the defense fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party managing the defense will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c) The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment against an Indemnified Party arising from any such Third Party Claim to the extent such Third Party Claim involves equitable or other non-monetary relief from the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action.

EXECUTION VERSION

(d) The Parties shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

12.4. Insurance. Each Party agrees that it shall secure and maintain in full force and effect throughout the Term (and following termination, to cover any claims or liabilities arising from this Agreement) commercial general liability insurance (“Commercial Insurance”) and product liability insurance (“Product Liability Insurance”) to cover any claims or liabilities arising from this Agreement. Each Party shall also secure and maintain workers’ compensation insurance in accordance with applicable law. Any limits on a Party’s insurance coverage shall not be construed to create a limit on its liability with respect to any of its obligations hereunder or the products developed, provided or commercialized hereunder. Each such commercial general liability insurance policy and product liability policy shall provide at least thirty (30) days prior written notice to the other Party of the cancellation, non-renewal or substantial modification thereof. Each Party shall supply certificates of insurance to the other Party upon request. Each Party shall be named as additional insureds on such other Party’s commercial general liability insurance policy. By no later than the second anniversary of the Effective Date, each Party agrees that it shall secure and maintain in full force and effect the Commercial Insurance and Product Liability Insurance, each in the amount of at least [***] per occurrence.

ARTICLE XIII - TERM AND TERMINATION

13.1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article XIII, shall continue in full force and effect until either (i) terminated as set forth herein or (ii) expressly terminated by the Commercialization Agreement.

13.2. Termination for Cause. In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default notice requiring it to cure such default. If such material breach is not cured within [***] days after receipt of such notice (or within [***] days in the case of a payment breach), the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the defaulting Party, with such termination to take effect immediately. The right of either Party to terminate this Agreement as set forth in this Section 13.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

13.3. Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party if: (a) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation Law or statute of any jurisdiction, whether now or hereafter in effect; (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of [***] days or more; or (c) if the other Party by any

EXECUTION VERSION

act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of [***] days or more. Termination shall be effective upon the date specified in such notice.

13.4. Effect of Termination and Expiration; Accrued Rights and Obligations.

(a) In the event of termination of this Agreement by AVEO under Section 13.2 or Section 13.3: (a) if such termination is effective prior to the earliest time at which Biodesix is entitled to Opt-Out pursuant to Section 3.5(c), then following such termination Biodesix shall not be entitled to receive any royalties, share of License Income, share of profits and losses or any other payments of any kind relating to Ficlatuzumab under this Agreement, the Commercialization Agreement or otherwise; and (b) if such termination is effective after the earliest time at which Biodesix is entitled to Opt-Out pursuant to Section 3.5(c), then Biodesix shall be deemed to have validly exercised its Opt-Out right as authorized under Section 3.5(c) effective as of the termination date for all purposes hereunder.

(b) In the event of termination of this Agreement by Biodesix under Section 13.2 or Section 13.3, which breach (or the event underlying such breach) does not prevent or irreparably disrupt the completion of the NSCLC POC Trial, then AVEO shall be deemed to have validly exercised its Opt-Out right as authorized under Section 3.5(c) effective as of the termination date for all purposes hereunder. In the event of termination of this Agreement by Biodesix under Section 13.2 or Section 13.3, which breach (or the event underlying such breach) prevents or irreparably disrupts the completion of the NSCLC POC Trial, then AVEO shall be deemed to have validly exercised its Opt-Out right as authorized under Section 3.5(c) effective as of the termination date for all purposes hereunder, except that AVEO shall be entitled to an Opt-Out Royalty of 50% of the otherwise applicable Opt-Out Royalty. In the event of termination of this Agreement by Biodesix under Section 13.2 or 13.3, Biodesix shall have no further obligations hereunder with respect to the VeriStrat Development Plan. Biodesix’s obligations relating to the VeriStrat Development Plan hereunder shall survive in the event of any termination of this Agreement other than a termination by Biodesix pursuant to Section 13.2 or 13.3.

(c) Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination (including payment obligations accrued prior to the effective date of termination) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.

13.5. Survival. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of Sections 5.5, 8.1, 8.2, 9.1, 9.2, 10.1, 10.2, 10.3, 10.4, 10.5, 11.4, 12.1, 12.2, 12.3, 12.4, 14.2, 14.3, 15.1, 15.2, 15.3, 15.4, 15.5, 15.6, 15.11, 15.12, 15.13, 15.14, 15.15, and 15.16 shall survive expiration or termination of this Agreement for any reason.

EXECUTION VERSION

ARTICLE XIV - DISPUTE RESOLUTION

14.1. Informal Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall first submit the matter to the JSC. If the JSC is unable to resolve such disputed matter within [***] days, either Party may refer the matter by written notice to the Chief Executive Officers of the Parties for discussion and resolution of such dispute within [***] of such written notice (or such longer period of time as the Parties may mutually agree).

14.2. Arbitration.

(a) If the Parties are unable to resolve such dispute as provided in Section 14.1, either Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within [***] days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [***] day period, the arbitrator shall be selected by the New York, New York office of the American Arbitration Association (the “AAA”). The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(b) Within [***] days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than [***] days after the submission of written proposals pursuant to Section 14.2(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue in an expeditious manner. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon the Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f) Any arbitration pursuant to this Section 14.2 shall be conducted in New York, New York. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

EXECUTION VERSION

14.3. No Limitation. Nothing in this Article XIV shall be construed as limiting in any way the right of a Party to seek a temporary restraining order or preliminary injunction with respect to any actual or threatened breach of this Agreement from, or to bring an action in aid of arbitration.

ARTICLE XV - MISCELLANEOUS

15.1. Governing Law. This Agreement and any dispute arising from the performance or breach of this Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to its conflicts of laws rules. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

15.2. Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

15.3. Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 15.3 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission or electronic mail. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile or email (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Biodesix shall be addressed to:

Biodesix, Inc.

2970 Wilderness Place, Suite 100

Boulder, Colorado 80301

Attention: Legal and Regulatory Affairs

Telephone: (303) 417-0500

Facsimile: (303) 417-9700

With copies to (which shall not constitute notice):

Biodesix, Inc.

2970 Wilderness Place, Suite 100

Boulder, Colorado 80301

Attention: Business Development

Telephone: (303) 417-0500

Facsimile: (303) 417-9700

EXECUTION VERSION

Notices to AVEO shall be addressed to:

AVEO Pharmaceuticals, Inc.

650 E. Kendall Street

Cambridge, MA 02142

[***]

with a copy to:

Wilmer Cutler Pickering Hale and Don LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Barrett, Esq.

Facsimile: (617) 526-5000

Either Party may change its address by giving notice to the other Party in the manner provided above.

15.4. Entire Agreement. This Agreement (including Exhibits) contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to such subject matter, including the MTA which is hereby merged and subsumed into, and superseded by this Agreement. No amendment change or addition to this Agreement will be effective or binding on either Party unless reduced to writing and duly executed on behalf of both Parties.

15.5. Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

15.6. Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

15.7. Registration and Filing of the Agreement. To the extent a Party determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Regulatory Authority, including public filings pursuant to securities Laws, it shall provide the proposed redacted form of the Agreement to the other Party a reasonable amount of time prior to filing for the other Party to review such draft and propose changes to such proposed redactions. The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a substantial reason to the contrary, and shall use commercially reasonable efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

EXECUTION VERSION

15.8. Assignment; Change of Control. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party, which shall not be unreasonably withheld; provided, however, that any Party may, without such consent, assign this Agreement: (a) in whole or in part to any of its respective Affiliates; provided that such Party shall remain primarily liable in respect of all obligations so assigned and such Affiliate has acknowledged and confirmed in writing that effective as of such assignment or other transfer, such Affiliate shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor; or (b) to any successor in interest by way of a Change of Control, acquisition or sale of all or substantially all of its assets relating to the subject matter of this Agreement (where any such transaction shall constitute an attempted assignment of this Agreement) provided that (1) such Party shall remain primarily liable in respect of all obligations so assigned and such successor has acknowledged and confirmed in writing that effective as of such assignment or other transfer, such successor shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor; (2) such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning party and (3) such successor agrees in writing to be bound by the terms of Section 15.8(b). Upon a Change of Control of either Party and upon an assignment of this Agreement in its entirety by either Party, the Party or the assignee, as the case may be, agrees to: (a) use Commercially Reasonable efforts to satisfy the Development or Commercialization timeline (e.g., GANT chart) then approved by the JSC and in effect; and (b) use no less effort in the performance of the Party’s or the assigning Party’s, as applicable, obligations hereunder than the Party or the assigning Party, as applicable, was itself using prior to such transaction.

In addition, any purported assignment in violation of this Section 15.8 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

Notwithstanding anything to the contrary in this Agreement, if a Party to this Agreement is acquired or otherwise becomes directly or indirectly “controlled” (as such term is defined for purposes of Section 1.1) by one or more entities that were not Affiliates of such Party as of the Effective Date, the Know-How and Patent Rights of such acquiring or otherwise controlling entity(-ies) shall not be subject to the rights and licenses granted to the other Party under this Agreement, except to the extent such acquiring or otherwise controlling entity(-ies) participate in activities pursuant to this Agreement, in which case the Know-How and Patent Rights that such entity(-ies) generate in the conduct of such activities shall be subject to the rights and licenses granted to the other Party under this Agreement.

15.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or.pdf delivered via email will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

15.10. Force Majeure. Except with respect to payment obligations, neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit, events caused by reason of Laws of any Regulatory Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.

EXECUTION VERSION

15.11. Public Disclosure. In connection with the execution of this Agreement, the Parties shall jointly issue one or more press releases, the contents of which shall be substantially similar to Exhibit C, with such other contents and changes as may be mutually agreed. Except as otherwise required by applicable Law, neither Party shall issue any additional press release or make any other public disclosure concerning this Agreement or the subject matter hereof without first providing the other Party with a copy of the proposed release or public disclosure for review and comment, provided that such right of review and comment shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed. The Party proposing to make the press release or other public disclosure shall give due consideration to any reasonable comments by the other Party relating to such proposed press release or other public disclosure. The principles to be observed by Biodesix and AVEO in press releases or other public disclosures with respect to this Agreement shall be: accuracy, compliance with applicable legal requirements, the requirements of confidentiality under Article X and normal business practice in the pharmaceutical industry for disclosures by companies comparable to Biodesix and AVEO. For the avoidance of doubt, either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with applicable Law or for appropriate market disclosure. It is understood, however, that except as required by applicable Law, the Parties shall not disclose the specific financial terms and conditions of this Agreement in any press release or other public disclosure. In addition, if a public disclosure is required by applicable Law, including in a filing with the United States Securities and Exchange Commission, the disclosing Party shall provide copies of the proposed disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

15.12. Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than an indemnitee under Article XII. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

15.13. Relationship of the Parties. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees, other than with respect to Biodesix’s reimbursement obligations under Section 3.5. No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

EXECUTION VERSION

15.14. Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

15.15. Construction. Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) the word “or” is used in the inclusive sense (and/or), (c) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (d) any reference to any Laws refers to such Laws as from time to time enacted, repealed or amended, (e) the words “herein”, “hereof’ and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import.

15.16. No Consequential or Punitive Damages. EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 15.16 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS OR WITH RESPECT TO THE INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have set their hand as of the date first above written.

AVEO PHARMACEUTICALS, INC.	BIODESIX, INC.

By:	/s/ Tuan Ha-Ngoc	By:	/s/ David Brunel
	Title: Tuan Ha-Ngoc, President and CEO		Title: David Brunel, Chief Executive Officer

[SIGNATURE PAGE TO THE CO-DEVELOPMENT AND COLLABORATION AGREEMENT]